                                                                    EXHIBIT 10.6




                       ASSET AND STOCK PURCHASE AGREEMENT

                                    BETWEEN

                            CROWN CINEMA CORPORATION

                           CROWN THEATRE CORPORATION

                           HOLLYWOOD THEATERS, INC.,

                                      AND

                        HOLLYWOOD THEATER HOLDINGS, INC.


                          DATED AS OF AUGUST 26, 1996

                               TABLE OF CONTENTS

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ARTICLE I

         DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         SECTION 1.1      Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II

         SALE AND TRANSFER OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         SECTION 2.1      Sale and Transfer of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         SECTION 2.2      Acquisition of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         SECTION 2.3      Expenses; Prorations of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         SECTION 2.4      Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 2.5      Retained Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 2.6      Escrow Agreement; Purchase Price Adjustments;
                           Post-Closing Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 2.7      Earnest Money Deposit.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 2.8      Consulting Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 2.9      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 2.10     Non-Assignable Assumed Contracts.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE III

         THE CLOSING; TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 3.1      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 3.2      Conditions Precedent to Obligations of Buyer  . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 3.3      Conditions Precedent to Obligations of Seller . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 3.4      Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 3.5      Buyer's Inspection of the Acquired Assets . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 3.6      Termination by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 3.7      Survey and Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 4.1      Organization and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 4.2      Authority; Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 4.3      Absence of Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 4.4      Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 4.5      Proprietary Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 4.6      Financials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

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
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         SECTION 4.7      Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 4.8      Contracts and Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 4.9      Theater Locations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 4.10     Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 4.11     Assets Necessary to Business; Effect of Transfer  . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 4.12     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 4.13     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 4.14     Environmental Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 4.15     Utilities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 4.16     Defects.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 4.17     Condemnation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 4.18     Books and Records.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 4.19     Brokers, Finders, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 4.20     ERISA Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 4.21     Holdings Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 4.22     CTC Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 4.23     Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 4.24     Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF BUYER AND HOLDINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 5.1      Corporate Organization and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 5.2      Authority; Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 5.3      Absence of Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 5.4      Governmental Authorizations and Filings . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         SECTION 5.5      Brokers, Finders, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         SECTION 5.6      Holdings Common Stock.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         SECTION 5.7      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         SECTION 5.8      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE VI

         CERTAIN COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 6.1      Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 6.2      Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 6.3      Satisfaction of All Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 6.4      No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 6.5      Material Developments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 6.6      Notice of Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 6.7      Notice of Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         SECTION 6.8      Continuation of Insurance Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         SECTION 6.9      Interim Operations of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         SECTION 6.10     Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39





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
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         SECTION 6.11     Preservation of Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 6.12     Covenant Not to Compete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 6.13     Use of Corporate Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 6.14     Termination of CTC Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 6.15     Tax Treatment of Sale of CTC Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 6.16     Corporate Office Lease.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE VII

         SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; INDEMNIFICATION. . . . . . . . . . . . . . . . . . .  41
         SECTION 7.1      Survival of Representations and Agreements  . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 7.2      Indemnification of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 7.3      Indemnification of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 7.4      Indemnification for Third Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 7.5      Exclusive Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE VIII

         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 8.1      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 8.2      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 8.3      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 8.4      Parties in Interest; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 8.5      Amendment; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 8.6      Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 8.7      Restrictions on Transfer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         SECTION 8.8      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         SECTION 8.9      Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         SECTION 8.10     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         SECTION 8.11     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         SECTION 8.12     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         SECTION 8.13     Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48

Exhibit A - Assignment and Assumption Agreement
Exhibit B - Bill of Sale and Assignment
Exhibit C - Form of Landlord Consent and Subordination
Exhibit D - Escrow Agreement
Exhibit E - Consulting Agreement
Exhibit F - Form of Sellers' Legal Opinion
Exhibit G - Form of Buyer's Legal Opinion

Schedule 1 - Calculation of TLCF
Schedule 2.1(a) - Real Property





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
Schedule 2.1(b) - Theater Leases
Schedule 2.1(d) - Assignable Consents and Approvals
Schedule 2.1(e) - Assumed Contracts
Schedule 2.1(h) - Excluded Assets
Schedule 2.2(a) - Development Theaters Cost
Schedule 2.5 - Existing Debt
Schedule 3.2(c) - Important Theaters
Schedule 3.3 - Rent Amounts and Term of Theater in St. Joseph, Missouri
Schedule 3.7(b) - Title Commitment Amounts
Schedule 4.3 - Sellers Conflicts; Required Consents
Schedule 4.4 - Liens; Agreements Granting Rights to Third Parties
Schedule 4.5 - Proprietary Rights
Schedule 4.6 - Financial Statements; TLCF Sample Calculation
Schedule 4.7 - Conduct of Business
Schedule 4.8 - Contracts and Other Agreements
Schedule 4.9 - Theater Locations
Schedule 4.12 - Litigation
Schedule 4.14 - Environmental Law Undertakings
Schedule 4.17 - Defects
Schedule 4.19 - Brokers
Schedule 4.20 - Employee Benefit Plans
Schedule 4.21 - ERISA
Schedule 4.23 - Labor Matters
Schedule 5.3 - Buyers or Holdings Conflicts
Schedule 5.7 - Holdings Financial Statements
Schedule 6.9 - Interim Operations
Schedule 6.12 - Theaters Owned By Cinema Venture Partners

                       ASSET AND STOCK PURCHASE AGREEMENT


                 This ASSET AND STOCK PURCHASE AGREEMENT (this "Agreement"), is entered into effective as of August 26, 1996 (the "Effective Date") by and between Richard M. Durwood, acting in his individual capacity ("Durwood"), Richard M. Durwood, acting in his capacity as trustee ("Trustee") pursuant to Trust Agreement dated May 7, 1980 (the "Trust"), Crown Cinema Corporation, a Missouri corporation ("CCC"), Crown Theatre Corporation, a Missouri corporation ("CTC") (each of Durwood, CCC and CTC being a "Seller" and any two or more of them being collectively referred to as "Sellers"), Hollywood Theaters, Inc., a Delaware corporation ("Buyer"), and Hollywood Theater Holdings, Inc., a Delaware corporation ("Holdings"). Richard M. Durwood executes this Agreement in his individual capacity, in his capacity as President of CCC and CTC, and in his capacity as Trustee.

                              W I T N E S S E T H:

                 WHEREAS, on July 1, 1996, Buyer and Sellers entered into a Letter of Intent, as supplemented by letter dated July 9, 1996 (as supplemented, the "Letter of Intent") whereby Buyer proposed to buy and Sellers agreed to sell the Acquired Assets (as hereinafter defined) subject to the execution of a definitive agreement; and

                 WHEREAS, Buyer and Sellers now desire to enter into a definitive agreement whereby Sellers will sell, convey, transfer and deliver the Acquired Assets to Buyer free and clear of all Liens (as hereinafter defined), title imperfections, claims, charges, levies or assessments, and Buyer will acquire the Acquired Assets from Sellers, all upon the terms and conditions set forth herein;

                 NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                 SECTION 1.1 Definitions. For purposes of this Agreement, the terms set forth below shall have the following respective meanings:

                 "Accrued Vacation Obligations" has the meaning set forth in
Section 6.9(d) hereof.

                 "Acquired Assets" means the CCC Assets, the CTC Stock and the CTC Assets.

                 "ADA" has the meaning specified in Section 4.11.

                 "Additional Deposit" has the meaning set forth in Section 2.7(c) hereof.

                 "Affiliate" shall mean, with respect to any Person, any other Person who, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. As used herein, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether by the ownership of voting securities, by contract or otherwise. In the case of Sellers, the term Affiliate does not include any employee of Sellers, other than Durwood.

                 "Arbitration Panel" has the meaning specified in Section 8.6(b) hereof.

                 "Assignment and Assumption Agreement" means an assignment and assumption document to be executed as of the Closing Date, in the form attached as Exhibit A hereto.

                 "Assumed Contracts" has the meaning specified in Section 2.1(e) hereof.

                 "Bill of Sale and Assignment" means a sale and assignment document to be executed as of the Closing Date by Sellers, in the form attached as Exhibit B hereto.

                 "Cash Purchase Price" has the meaning specified in Section 2.2(a).

                 "CCC Assets" has the meaning specified in Section 2.1 hereof.

                 "Closing" has the meaning specified in Section 3.1 hereof.

                 "Closing Date" has the meaning specified in Section 3.1 hereof.

                 "Consent" has the meaning specified in Section 4.3 hereof.

                 "Consulting Agreement" has the meaning specified in Section
2.8.

                 "Contract" means any contract, agreement, arrangement, understanding or other instrument or obligation (whether oral or written, pending or executory).

                 "CTC Assets" means all of the assets, properties and rights of any kind owned or leased by CTC, including, without limitation, those of the nature described with respect to CCC in Section 2.1 hereof.

                 "CTC Stock" means all of the issued and outstanding shares of common stock, par value $1.00 per share, of CTC.

                 "Delivered Documents" has the meaning specified in Section 3.5(a).

                 "Delivery Date" has the meaning specified in Section 3.5(a).

                 "Development Theaters" means the Indian Mound 6 Theater in Heath, Ohio, the new theater under development in Lawrence, Kansas, the Forum Twin 2 Theater in Rolla, Missouri, and the Capital 8 Theaters in Jefferson City, Missouri.

                 "Dispute Notice" has the meaning specified in Section 2.3(b) hereof.

                 "Earnest Money Deposit" means the amount to be advanced by Buyer pursuant to Section 2.7 hereof, which amount is to be held by the Title Company in an interest bearing account and distributed in accordance with the terms and conditions of this Agreement.

                 "Environmental Laws" means any federal, state, local and foreign laws (including common law), statutes, codes, ordinances, guides, written policy rules and regulations that are applicable to the Acquired Assets, and in each case as amended, and any judicial or administrative interpretation thereof, relating to pollution or protection of human health, the environment or natural resources (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws, statutes, codes, ordinances, rules, regulations, consent decrees and judgments relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

                 "Escrow Agreement" has the meaning specified in Section 2.6(a) hereof.

                 "Escrowed Funds" has the meaning specified in Section 2.6(a) hereof.

                 "Excluded Assets" has the meaning specified in Section 2.1(h) hereof.

                 "Existing Debt" means the indebtedness identified on Schedule
2.5 hereto (i) relating to or secured by liens on any Theaters, or (ii) whether or not relating to or secured by liens on any Theaters, for which CTC or any of the CTC Assets are obligated or bound, all of which indebtedness is to be repaid by Durwood and/or CCC on the Closing Date with proceeds of the Cash Purchase Price.

                 "Expenses" means any and all fees or expenses or capital expenditures relating to the replacement of equipment arising out of or relating to the operation of the Theaters and the Acquired Assets in the ordinary course of business, including, but not limited to, prepaid fees, Taxes, utility charges, lease charges, film rental expenses, minimum rent and percentage rent under the Leases, concession expenses and wages and salaries.

                 "Expiration Date" has the meaning specified in Section 2.3(b) hereof.

                 "Fee Theaters" means the Real Property and Improvements.

                 "GAAP" means generally accepted accounting principles and practices as in effect in the United States at the time of the application thereof, consistently applied for all periods so as to fairly reflect the financial condition, the results of operations and the cash flows of the relevant Person or Persons.

                 "Governmental Authority" means any nation or government, any state or political subdivision thereof, any federal or state court and any other agency, body, authority or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "Hazardous Substance" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form, polychlorinated biphenyl ("PCBs") and, to the extent only it exists at levels which are considered hazardous to human health, radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "toxic substances," "toxic pollutants," "contaminants," or "pollutants" or words of similar import, under any applicable Environmental Laws.

                 "Holdings Common Stock" has the meaning specified in Section 2.2(b).

                 "Holdings Equity Purchaser" means the Person(s) purchasing common and/or preferred equity of Holdings in connection with the financing by Buyer of the acquisition of the Acquired Assets.

                 "Improvements" means all buildings and other improvements situated on the Real Property.

                 "Inspection Period" means the period beginning on the date of this Agreement and ending on the close of business on September 8, 1996.

                 "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended and as the same may be amended from time to time, and any successor statute thereto.

                 "Knowledge" means the actual knowledge of Durwood and/or Brent Hudson after reasonable inquiry of all district managers and corporate staff of CCC and CTC.

                 "Landlord Consent to Assignment and Subordination" means a written consent to, among other things, the assignment of each Lease by the respective landlord of such Lease, substantially in the form attached as Exhibit C hereto.

                 "Leased Theaters" means (i) all of CCC's right, title and interest as tenant in, to and under the Leases covering the 22 Theaters which are identified as "CCC Leased Theaters" on Schedule 4.9 hereto and all of CTC's right, title and interest as tenant in, to and under the Leases covering the 3 Theaters identified as "CTC Leased Theaters" on Schedule 4.9 hereto.

                 "Leases" means those written leases, together with all amendments, supplements and modifications thereto, relating to the Leased Theaters as of the date hereof, which Leases are identified on Schedule 2.1(b) hereto under the captions CCC Leased Theaters and CTC Leased Theaters (being the "CCC Leases" and the "CTC Leases," respectively).

                 "Letter of Intent" has the meaning specified in the recitals hereto.

                 "Liability" has the meaning specified in Section 7.2 hereof.

                 "Lien" means, with respect to any properties or assets, any mortgage, pledge, hypothecation, assignment, security interest, lien or encumbrance or any preference, priority or other security agreement or preferential arrangement of any kind or character whatsoever (including, but not limited to, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction) in respect of such properties or assets.

                 "Material Adverse Effect" means a material adverse effect on the business, operations, affairs, condition (financial or otherwise), results of operation, properties, assets or liabilities of the Theaters, individually or in the aggregate.

                 "Permitted Exceptions" has the meaning specified in Section 3.7(c).

                 "Person" means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization of any kind or character, including any Governmental Authority.

                 "Proprietary Rights" means any United States and foreign letters patent, patents, patent applications, trademarks, trade names, service marks, brand names, logos and other trade registrations (including unregistered names and marks), trademark and service mark registrations and applications, copyrights and copyright registrations and applications, inventions, invention disclosures, trade secrets, processes, designs, technology, know-how and other similar rights, including proprietary theater ticketing systems and the related software.

                 "Purchase Price" has the meaning specified in Section 2.2 hereof.

                 "Real Property" means fee simple title in and to those certain tracts of real property on which are located an aggregate of eight Theaters identified as "CCC Fee Theaters" and "CTC FeeTheaters" on Schedule 4.9 hereto, which property is more particularly described on Schedule 2.1(a) hereto under the captions CCC Fee Theaters and CTC Fee Theaters, respectively, together with all of Sellers' right, title and interest in and to adjacent streets, roads, alleys, rights of way, easements, rail usage and any strips or gores of real estate abutting or bounding such property, and all rights, titles and interests of Sellers appurtenant to such real property and the Improvements.

                 "Registration Rights Agreement" means a registration rights agreement relating to the Holdings Common Stock which has substantially the same terms as the registration rights agreement to be entered into by Holdings and the Holdings Equity Purchaser, provided that, unless Durwood otherwise agrees, such registration rights agreement will (i) grant Durwood "piggy back" registration rights with respect to the Holdings Common Stock that will be exercisable in connection with the first underwritten public offering of common stock of Holdings, subject to standard underwriters' carve backs; and (ii) grant Durwood one "demand" registration right in the event that the underwriters for Holdings' initial public offering of common stock carve back Durwood's sale of Holdings Common Stock therein.

                 "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the outdoor environment, or into, onto, or out of the Theaters, including the movement of any Hazardous Substance or other substance through or in the air, soil, surface water, groundwater or other property.

                 "Retained Liabilities" has the meaning specified in Section
2.5 hereof.

                 "Revised Commitment" has the meaning specified in Section
3.7(c).

                 "Securities Act" means the Securities Act of 1933, as amended.

                 "Seller" and "Sellers" have the meanings specified in the recitals to this Agreement, provided that (i) the use of the singular includes the plural and the use of the plural includes the singular, and (ii) where the context requires, the term Sellers excludes Durwood and refers to CCC and CTC both together and each as a separate Seller.

                 "Sellers' Ancillary Documents" has the meaning specified in
Section 4.2 hereof.

                 "Stock Value" means the price at which shares of common stock, par value $.01 per share, of Holdings are sold by Holdings to the Holdings Equity Purchaser.

                 "Stockholders Agreement" means the stockholders agreement among the holders of equity securities of Holdings.

                 "Survey" has the meaning specified in Section 3.7(a).

                 "Surveyor" has the meaning specified in Section 3.7(a).

                 "Taxes" means all taxes, charges, fees, levies or other assessments (including, but not limited to, income, gross receipts, excise, property, sales, occupation, use, service use, license, payroll, franchise, transfer and recording taxes, fees and charges) imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, penalties and additions to any tax.

                 "Theaters" means the Fee Theaters and the Leased Theaters.

                 "Third Party Claims" means claims, charges or complaints made or threatened by third parties or employees of CTC or CCC arising from events occurring outside the ordinary course of business of CTC or CCC, including, but not limited to, harassing or illegal acts committed by employees of CTC or CCC or charges or complaints made by employees to the Equal Employment Opportunity Commission or any other federal, state or local agency responsible for the prevention of unlawful employment practices.

                 "Title Commitment" has the meaning specified in Section
3.7(b).

                 "Title Company" means Hall Abstract, as agent for Chicago Title Company, at the address of 200 South 8th Street, St. Joseph, MO 64501,
Attn: Steve Crawford.

                 "Title Policies" has the meaning specified in Section 3.7(d).

                 "TLCF" means, with respect to any specified period, the theater level cash flow of a particular Theater or Theaters, as determined by reference to the theater level cash flow statements of Sellers for such Theater or Theaters, prepared consistently in all material respects with Sellers' historical theater level cash flow statements, as heretofore provided by Sellers to Buyer, calculated as described in Section 4.6 and as shown on
Schedule 4.6 hereto. The parties acknowledge that TLCF does not include interest, amortization, depreciation or allocations of general and administrative expenses or income taxes.

                 "Transition Time" means 12:00 midnight on Sunday, September 8, 1996.

                 "UCC" has the meaning specified in Section 3.5(a)(vii).

                                   ARTICLE II

                          SALE AND TRANSFER OF ASSETS

                 SECTION 2.1 Sale and Transfer of Assets. In accordance with the terms and provisions set forth herein, at the Closing Sellers shall sell, convey, transfer and deliver to Buyer (i) the CTC Stock, free and clear of all Liens and (ii) all of CCC's and Durwood's right, title and interest in and to the following properties and assets (collectively, the "CCC Assets"):

                 (a) the Fee Theaters, including the Real Property identified on Schedule 2.1(a) hereto and the Improvements;

                 (b)      the leasehold interests in the Leases identified on
         Schedule 2.1(b) hereto;

                 (c) all tangible personal property, equipment and fixtures of any kind owned or leased by Sellers and attached to or located within or on or customarily used in connection with the operation of the Theaters, including but not limited to seats, merchandise, inventory, merchantable food and drink, cleaning equipment, office equipment, projection and sound equipment, screens, carpets, draperies, soundfold, wall coverings, cash registers, ticket machines, signs (including marquees), projection supplies, concessions equipment and prepaid utility and rent deposits in each case, except for Sellers' rights or interests in any Excluded Assets;

                 (d) the consents, approvals, licenses, permits, franchises and other authorizations possessed by Sellers identified in
         Schedule 2.1(d) hereto relating to the Theaters to the extent transferable;

                 (e) to and under the Contracts listed on Schedule 2.1(e) hereof (the "Assumed Contracts");

                 (f) the names "Crown," "Crown Cinema" and "Crown Theaters," the names of each of the Theaters and any derivatives or designs of any thereof, either in word form or as a design, and any other names, trademarks, service marks, trade names, brand names, logos or slogans incidental thereto or associated therewith;

                 (g) all records of Sellers that are necessary to the continuing operation of the Theaters;

                 (h) all other properties and assets of any kind, character and description whatsoever (whether or not reflected on the books of Seller and whether real, personal or mixed, tangible or intangible, contingent or otherwise) used, or available for use, in the business or operations of Sellers at the Theaters or necessary for the continuation of such business or operations consistent with past practice, other than the assets specifically identified on Schedule 2.1(h) hereto (the "Excluded Assets").

                 SECTION 2.2 Acquisition of Assets. In consideration of the sale, conveyance, transfer and delivery of the Acquired Assets, at the Closing Buyer shall pay and, subject to Section 2.6 hereof, deliver the following (the "Purchase Price"):

                 (a) to CCC in consideration of the CCC Assets, the Cash Purchase Price. The term "Cash Purchase Price" means the sum of (x) an amount equal to 6.5 times the TLCF for all Theaters, other than with respect to any new screens opened in 1996 at any Development Theaters, for the twelve month period ending September 8, 1996 minus $1,360,779, plus (y) an amount equal to the amount of Existing Debt incurred in connection with the new screens that opened in 1996 at the Development Theaters (estimated at $2,800,000) plus (z) to the extent not financed with the Existing Debt amount referred to in clause (y) above, actual costs incurred (including engineering, architectural and legal fees and land purchase price all as estimated on Schedule 2.2(a)) prior to the Closing Date in respect of the development of the Development Theaters. Sellers shall estimate the amount of the Cash Purchase Price by reference to actual TLCF statements for the relevant Theaters and/or screens for the twelve month period ended July 31, 1996 and estimates of TLCF for August 1996 and the portion of September 1996 prior to Closing. Buyer may perform at its expense during the Inspection Period all procedures it deems necessary or appropriate to confirm the estimated Cash Purchase Price, including having its independent accounting firm review the relevant financial statements and related accounting records of Sellers.

                 (b) to Durwood in consideration of the CTC Stock, the Holdings Common Stock. The term "Holdings Common Stock" means a number of shares of the common stock, par value $.01 per share, of Holdings equal to the quotient of (x) an amount equal to 0.5 times the TLCF for all Theaters, other than with respect to any new screens opened in 1996 at any Development Theaters, for the twelve month period ending September 8, 1996 (determined in a manner consistent with the calculation of clause (x) of the definition of Cash Purchase Price), divided by (y) the Stock Value.


                 SECTION 2.3        Expenses; Prorations of Expenses.

                 (a) CCC agrees to pay all debts, Expenses and contractual obligations that arise or are incurred, or with respect to which the event creating such debt, liability, Expense or obligation arises or occurred, on or prior to the Transition Time in connection with the operation and business of the Theaters or related to the Acquired Assets, whether or not Sellers are aware of such debts, Expenses, obligations or events. CCC agrees to pay all Third Party Claims that arise or are incurred, or with respect to which the event creating such liability or obligation arises or occurs, on or prior the Closing Date in connection with the operation and business of the Theaters or related to the Acquired Assets, whether or not Sellers are aware of such liabilities, obligations or events. Buyer agrees to pay all debts, Expenses or contractual obligations that arise or are incurred, or with respect to which the event creating such debt, liability, Expense or contractual obligation arises or occurs, after the Transition Time and prior to the Closing (excluding Third Party Claims) in connection with the operation and business of the Theaters or related to the Acquired Assets (including general and administrative and reasonable and customary corporate level expenses). Buyer agrees to pay all debts, Expenses, contractual obligations, liabilities and other obligations that arise or are incurred, or with respect to which the event creating such liability or obligation arises or occurs, after the Closing in connection with the operation and business of the Theaters or related to the Acquired Assets. To the extent that any Expenses required to be prorated are readily ascertainable as of the Closing Date, Sellers and Buyer agree to pay such amounts at Closing. With respect to such amounts that are not readily ascertainable as of the Closing Date, including with respect to debts, Expenses and contractual obligations incurred by Sellers after the Transition Time but on or prior to the Closing Date as described above, Sellers and Buyer shall make payments after the Closing promptly after such amounts are ascertained, and in any event within 10 days after evidence of such amounts is received from the party claiming the right to reimbursement, subject to the following paragraph (b).

                 (b) Sellers and/or Buyer may dispute in good faith any amounts the other claims to be payable pursuant to this Section 2.3 by delivering a written notice to the other party or parties setting forth in reasonable detail the amount and nature of each disputed matter (each such notice being hereinafter referred to as a "Dispute Notice") within ten days after receiving a notice that any such amount is due under Section 2.3(a). Each party shall provide the other party with such additional information as it may reasonably request as to the basis of such dispute. The parties shall attempt in good faith to resolve any dispute as to any matter set forth in a Dispute Notice.
         If within 30 days following the date of the receipt of the Dispute Notice (the "Expiration Date") the dispute cannot be resolved through negotiation between the parties, the dispute shall be submitted for resolution by binding arbitration in accordance with Section 8.6 hereof.

                 SECTION 2.4 Allocation of Purchase Price. Buyer and Sellers each agree that the Purchase Price is to be allocated hereto among the Acquired Assets and the Covenant Not to Compete provided in Section 6.12 hereof, and that the portion of the Purchase Price so allocated to the Acquired Assets is to be allocated among the Acquired Assets as agreed to by the parties. The parties agree to be bound for all purposes by the foregoing allocations and will file all tax returns and all tax elections in a manner consistent with such allocations.

                 SECTION 2.5 Retained Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not assume, pay, perform or discharge any debts, liabilities, Expenses or obligations of Seller of any kind, character or description whatsoever (whether absolute or contingent, known or unknown, asserted or unasserted, whether or not the same are disclosed to Buyer in or pursuant to this Agreement) that arise or are incurred, or with respect to which the event creating such debt, liability, Expense or obligation arises or occurred, (i) prior to the Transition Time, in the case of debts, Expenses and contractual obligations (including general and administrative and corporate level expenses), and (ii) on or prior to the Closing Date in the case of all other liabilities and obligations, in each case in connection with the operation and business of the Theaters or related to the Acquired Assets (collectively, the "Retained Liabilities"), which Retained Liabilities include, without limitation, the Existing Debt.

                 SECTION 2.6 Escrow Agreement; Purchase Price Adjustments; Post-Closing Payment.

                 (a) At the Closing, Buyer and Seller shall enter into an escrow agreement (the "Escrow Agreement") substantially in the form attached as Exhibit D hereto, pursuant to which Buyer shall deposit funds from the Cash Purchase Price in an amount equal to $1,000,000.00 (the "Escrowed Funds").

                 (b) The Purchase Price shall be (i) decreased after the Closing Date by the amount by which actual TLCF for all Theaters for the twelve-month period ending September 8, 1996, is lower than the estimated TLCF for all Theaters (as determined pursuant to Section 2.2(a)) for such period, and (ii) increased by the amount that actual

         TLCF for all Theaters for the twelve-month period ending September 8, 1996 is greater than estimated TLCF for all Theaters (as determined pursuant to Section 2.2(a)) for such period.

                 (c) Within sixty days after the Transition Time, Sellers shall provide to Buyer their estimate of TLCF for all Theaters for the twelve month period ending on September 8, 1996. Any film distribution agreements which are not settled within 60 days after the Transition Time will be deemed as between Buyer and Sellers to be settled at the amount accrued thereon on Sellers' books (provided such accruals are made consistent with past practice). If Buyer does not object to Sellers' determination of TLCF within 30 days after delivery of Sellers' estimate, Sellers' calculation shall be binding on the parties. If Buyer does timely object to Sellers' calculation, the dispute shall be resolved by the same process by which disputes are resolved in Section 2.3(b).

                 (d) Within 15 days after the actual TLCF for all Theaters for the twelve-month period ending September 8, 1996 as determined pursuant to Section 2.6(c) hereof, the amount of the Purchase Price adjustments shall be determined and

                          (i) if no adjustment in the Purchase Price, is required, Buyer shall cause the Escrowed Funds, together with all interest and other income accrued thereon, to be paid to Sellers in accordance with the terms and provisions of the Escrow Agreement;

                          (ii) if there are any adjustments in the Purchase Price that decrease the Purchase Price, (A) Buyer shall be paid out of the Escrowed Funds an amount equal to the amount of the decrease in the Purchase Price, together with all interest and other income accrued on such amount of the Escrowed Funds, and (B) Buyer shall cause the balance of the Escrowed Funds, together with all interest and other income accrued on such amount of the Escrowed Funds, to be paid to Sellers, in each case in accordance with the terms and provisions of the Escrow Agreement; and

                          (iii) if there are any adjustments in the Purchase Price that increase the Purchase Price, (A) Buyer shall cause the Escrowed Funds, together with all interest and other income accrued thereon, to be paid to Sellers in accordance with the terms and provisions of the Escrow Agreement and (B) Buyer shall pay an additional amount equal to the increase in the Purchase Price to Sellers together with interest on such amount from the Closing Date to the date of payment at a rate equal to the rate of interest that accrued on the Escrowed Funds during such period.

                 SECTION 2.7  Earnest Money Deposit.

                 (a) The Earnest Money Deposit under this Agreement shall be as follows: on the date of this Agreement, Buyer shall deliver to the Title Company the sum of $250,000.00 in immediately available funds, which is to be held by the Title Company for the benefit of

         Buyer and Sellers in accordance with the terms and conditions of this Agreement (the "Earnest Money Deposit"). The Title Company shall deposit the Earnest Money Deposit in an interest-bearing account at a federally insured national bank. From time to time as directed by Buyer, the Title Company shall pay any interest earned on the Earnest Money Deposit to Buyer. The Earnest Money Deposit shall be refunded to Buyer, together with any interest thereon, if Buyer terminates this Agreement during the Inspection Period in accordance with the terms of
         Section 3.6 hereof; provided, however, that if Buyer terminates this Agreement for any reason other than as a result of breach of the terms hereof by Sellers, a portion of the Earnest Money Deposit not to exceed $50,000 shall be paid to Sellers in an amount equal to the reasonable legal and accounting fees and expenses incurred by Sellers in connection with the transactions contemplated hereby, provided Sellers provide supporting documentation for such fees and expenses. If Buyer does not terminate this Agreement during the Inspection Period pursuant to Section 3.6, the Earnest Money Deposit will become non-refundable (except as otherwise provided for in (c) below) and the parties will proceed to Closing, at which the Earnest Money Deposit shall be applied as a credit toward the payment of the Cash Purchase Price. Notwithstanding the foregoing except as provided in (c) below, if this Agreement terminates in accordance with Sections 3.4(a), (c),
         (d) or (e), the Earnest Money Deposit shall be refunded to Buyer, together with any interest thereon; provided, however, that if Buyer terminates this Agreement for any reason other than as a result of breach of the terms hereof by Sellers, a portion of the Earnest Money Deposit not to exceed $50,000 shall be paid to Sellers in an amount equal to the reasonable legal and accounting fees and expenses incurred by Sellers in connection with the transactions contemplated hereby, provided Sellers provide supporting documentation for such fees and expenses. If Sellers terminate this Agreement in accordance with Section 3.4(b), the Earnest Money Deposit shall be remitted to Sellers, and any interest accrued thereon and not previously distributed shall be remitted to Buyer.

                 (b) In addition, Buyer shall pay to Sellers the sum of One Hundred and no/100 Dollars ($100.00) (the "Non-Refundable Earnest Money Deposit") in consideration for this Agreement and the Inspection Period. Notwithstanding anything in this Agreement to the contrary, the Non-Refundable Earnest Money Deposit shall be non-refundable to Buyer in any event.

                 (c) In addition, if the Closing has not occurred by 2:00 p.m. Central time on September 15, 1996, then on September 16, 1996 Buyer shall pay to Sellers the Earnest Money Deposit plus an additional Two Hundred Fifty Thousand Dollars ($250,000) (the "Additional Deposit"). The Earnest Money Deposit and the Additional Deposit will be applied against the Cash Purchase Price if the Closing occurs, but as of 2:00 p.m. on September 15, 1996 will be otherwise non-refundable, except if (i) Buyer terminates this Agreement pursuant to Sections 3.4(e), or (ii) Sellers terminate this Agreement pursuant to Section 3.4(g), and upon the occurrence of any of (i) or (ii) hereof Sellers will refund Buyer all of the Additional Deposit, and the Earnest Money Deposit will be distributed as provided in Section 2.7(a)).

                 SECTION 2.8 Consulting Agreement. On the Closing Date, Buyer and Durwood will enter into the Consulting Agreement in substantially the form of Exhibit E hereto pursuant to which Durwood will provide specified services to Buyer during the term of such agreement in exchange for the consideration provided under such agreement (the "Consulting Agreement").

                 SECTION 2.9 Further Assurances. Sellers hereby agree that from time to time after Closing each of them shall (a) execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further bills of sale, deeds, general conveyances, endorsements, assignments and other good and sufficient instruments of sale, conveyance, transfer and delivery and such further consents, certifications, affidavits and assurances as are required in order to vest in Buyer all of Sellers' right, title and interests in and to the Acquired Assets or otherwise to consummate and make effective the transactions contemplated by this Agreement and (b) take, or cause to be taken, all actions and do, or cause to be done, all things, as are required in order to put Buyer in actual possession and operating control of the Theaters and the Acquired Assets or otherwise to accomplish the purposes of this Agreement. Buyer agrees to pay all reasonable expenses associated with any actions required to be taken under this Section 2.9.

                 SECTION 2.10 Non-Assignable Assumed Contracts. This Agreement and any document delivered hereunder shall not constitute an assignment or an attempted assignment of any right under an Assumed Contract contemplated to be assigned to Buyer hereunder:

                 (a) which is not assignable without the consent of a third party if such consent has not been obtained and such assignment or attempted assignment would constitute a breach thereof; or

                 (b) if the remedies for the enforcement or any other particular provisions thereof available to Sellers would not pass to Buyer.

Sellers shall use reasonable efforts to obtain such consents of third parties as may be necessary for the assignment of the Assumed Contracts provided that Seller shall not be obligated to make any payments to such third parties in addition to those required pursuant to any agreement with third parties in order obtain such consents, unless Buyer reimburses Seller for such payments at the time such payments are made. To the extent that any of the Assumed Contracts are not assignable by the terms thereof or where consents to the assignment thereof cannot be obtained as herein provided, Sellers shall, at the Closing, assign to Buyer the full benefit thereof (which shall be deemed to be Assets) and grant to Buyer an irrevocable power of attorney to perform Sellers' covenants and obligations thereunder in respect of the period after the Closing Date, and to enforce Sellers' rights thereunder in the name of Sellers but for the benefit of Buyer. Sellers shall take or cause to be taken such action in its name or otherwise as Buyer may require so as to provide Buyer with the benefits thereof and to effect collection of money or other consideration to become due and payable under such items and Sellers shall promptly pay over to Buyer money received by Sellers in respect of all of the foregoing items.

                                  ARTICLE III

                            THE CLOSING; TERMINATION

                 SECTION 3.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on September 27, 1996, or on such other date as has been mutually agreed upon between Buyer and Sellers (the "Closing Date"), at the offices of Baker & Botts, L.L.P., 2001 Ross Avenue, Dallas, Texas 75201.

                 SECTION 3.2  Conditions Precedent to Obligations of Buyer.
The obligations of Buyer at the Closing hereunder are subject to the satisfaction on or prior to the Closing Date of the conditions set forth below.

                 (a) The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; Sellers shall have performed and complied with all agreements required by this Agreement to be performed or complied with by Sellers at or prior to the Closing Date; and Buyer shall have received certificates, dated as of the Closing Date, signed by Sellers to the foregoing effect.

                 (b) No action or proceeding shall have been instituted or threatened for the purpose or with the possible effect of enjoining or preventing the consummation of this Agreement or seeking damages on account thereof.

                 (c) From the date hereof until Closing, there shall not have occurred any material casualty or damage (whether or not insured) to any 2 or more Theaters listed on Schedule 3.2(c) and the business of Sellers shall have been conducted only in the ordinary course consistent with past practices.

                 (d) All necessary action (corporate or otherwise) shall have been taken by Sellers to authorize, approve, and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and Buyer shall have received a certificate, dated as of the Closing Date, of Sellers to the foregoing effect.

                 (e) Buyer, Sellers, and the escrow agent shall have entered into the Escrow Agreement.

                 (f) Buyer and Durwood shall have entered into the Consulting Agreement.

                 (g) CCC shall have terminated all contracts relating to the Acquired Assets, other than the Assumed Contracts (including, but not limited to the contracts listed on Schedule 4.4 hereof).

                 (h) Sellers shall have delivered executed written leases documenting the terms of the oral leases listed on Schedule 4.4 hereto, which leases shall contain rent terms identical to the respective rental amounts used to calculate TLCF.

                 (i) Buyer shall have obtained financing for the Cash Purchase Price on terms acceptable to it.

                 (j) Buyer shall have received executed Subordination and Non-Disturbance Agreements from each lender, if any, of the respective landlords under the Leases, provided that this condition shall be deemed to have been satisfied so long as lenders for landlords with respect to no more than two Theaters fail to execute and deliver such an agreement.

                 (k) At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer each of the following:

                          (i) for each Theater and the related Acquired Assets, a Bill of Sale and Assignment, duly executed and acknowledged by Sellers;

                          (ii) for each Leased Theater and the related Assumed Contracts, an Assignment and Assumption Agreement, duly executed and acknowledged by Seller;

                          (iii) for each Theater, a fully executed Landlord Consent to Assignment and Subordination, provided that this condition shall be deemed to have been satisfied so long as landlords with respect to no more than two Theaters fail to execute and deliver Landlord Consents to Assignment and Subordination, and provided further that obtaining the landlords' agreements to the provisions in such agreements relating to landlord subordination of liens shall not be a condition to closing;

                          (iv) such other bills of sale, deeds, general conveyances, endorsements, assignments and other good and sufficient instruments of sale, conveyance, transfer and delivery as Buyer may reasonably request in order more effectively to vest in Buyer all of Sellers' right, title and interest in and to the Acquired Assets, in each case duly executed and acknowledged by Sellers;

                          (v) evidence reasonably satisfactory to Buyer regarding the termination by Seller prior to Closing of all Persons employed at each Theater;

                          (vi) such documents as Buyer may request relating to the existence and good standing of CCC and CTC under the laws of the State of Missouri, the authority of Sellers to enter into this Agreement and any other matters relevant hereto, all in form and substance reasonably satisfactory to Buyer;

                          (vii) an opinion from Bryan Cave LLP, counsel to Sellers, to the effect set forth in Exhibit F, incorporating such reliance, assumptions, qualifications and limitations as are customary and reasonable;

                          (viii) an executed counterpart of the Stockholders Agreement (the stockholders agreement will provide, among other things, that to the extent Holdings has not completed an initial public offering on or before the fifth anniversary of the Closing Date, Trustee shall have the right to "put" all of its shares to Holdings for the same formula price per common share at which the holders of Holdings' outstanding preferred stock may put shares to Holdings);

                          (ix) evidence satisfactory to Buyer that all Existing Debt has been repaid in full and all related liens released; and

                          (x) stock certificates evidencing the CTC Stock together with stock powers duly endorsed for transfer of such shares to Buyer.

                          (xi) immediately available funds sufficient to provide for the repair, maintenance or replacement, if any, of Acquired Assets as contemplated pursuant to Section 3.5(c)(ii) hereof (unless the Sellers reduce the Purchase Price in accordance with Section 3.5(c)(iii) hereof).

                 SECTION 3.3 Conditions Precedent to Obligations of Seller. The obligations of Sellers at the Closing are subject to the satisfaction on or prior to the Closing Date of the conditions set forth below.

                 (a) Buyer's representations and warranties contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date; Buyer shall have performed and complied with all agreements required by this Agreement to be performed or complied with by Buyer at or prior to the Closing; and Sellers shall have received a certificate, dated as of the Closing Date, signed by Buyer to the foregoing effects.

                 (b) No action or proceeding shall have been instituted or threatened for the purpose or with the possible effect of enjoining or preventing the consummation of this Agreement or seeking damages on account thereof.

                 (c) All necessary action (corporate or otherwise) shall have been taken by Buyer and Holdings to authorize, approve and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and Sellers shall have received a certificate, dated as of the Closing Date, of Buyer and Holdings to the foregoing effect.

                 (d) Buyer, Seller and the escrow agent shall have entered in to the Escrow Agreement.

                 (e) Buyer and Durwood shall have entered into the Consulting Agreement.

                 (f) Sellers and Holdings shall have entered into the Registration Rights Agreement.

                 (g) At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers each of the following:

                          (i)     the Purchase Price, less the Escrowed Funds;

                          (ii) such documents as Sellers may request relating to the existence and good standing of Buyer and Holdings under the laws of the State of Delaware, the authority of Buyer and Holdings to enter into this Agreement and any other matters relevant hereto, all in form and substance reasonably satisfactory to Sellers;

                          (iii) an opinion from Baker & Botts, L.L.P., counsel to Buyer and Holdings, to the effect set forth in Exhibit G, incorporating such reliance, assumptions, qualifications and limitations as are customary and reasonable; and

                          (iv) An assumption of the lease (which shall be satisfactory to Buyer and shall contain the rent amounts and term set forth on Schedule 3.3 hereto) regarding the Theater in St. Joseph, Missouri.

                 SECTION 3.4 Termination. This Agreement may be terminated prior to the Closing by (a) the mutual consent of Buyer and Sellers, (b) Sellers upon the failure of Buyer to perform or comply with any of its covenants or agreements contained herein prior to or at the Closing or if any representation or warranty of Buyer hereunder shall not have been true and correct in all material respects as of the time at which such was made, (c) Buyer upon the failure of any Seller to perform or comply with any of its covenants or agreements contained herein prior to or at the Closing or if any representation or warranty of Sellers hereunder shall not have been true and correct in all material respects as of the time at which such was made, (d) Buyer if, at any time from the date hereof and prior to Closing, Buyer shall have determined in its reasonable discretion that it will be unable to arrange for the financing on terms and conditions that are satisfactory to it, (e) Buyer if Sellers elect not to allow Buyer to collect any soil samples or conduct any drilling at any Theaters requested by Buyer pursuant to Section 3.5(b) hereof, (f) Buyer if any Hazardous Substance (i) exists at any of the Theaters (including underground storage tanks on the land occupied by the Theaters, except in compliance with Environmental Laws), (ii) has been disposed of on, to or from any of the Theaters, except in compliance with Environmental Laws, (iii) has been released into, onto or out of the land occupied by the Theaters, except in compliance with Environmental Laws, or (iv) has been generated, managed, treated or transported to or from any of the Theaters, except in compliance with Environmental Laws, (g) Sellers if the amount required to remedy an environmental problem at any of the Fee theaters or Leased Theaters exceeds $4 million, or (h) either Sellers or Buyer if the Closing does not occur by October 25, 1996, provided, that no party may terminate this Agreement pursuant to (b) or (c) above if such party is, at the time of any such attempted termination, in breach of any term hereof.

                 SECTION 3.5  Buyer's Inspection of the Acquired Assets.

                 (a) Deliveries. Sellers shall provide to Buyer in Dallas, Texas, on or before 5:00 p.m. Dallas time on the date ten business days after the Effective Date ("Delivery Date") the following items and documents relating to the Acquired Assets to the extent the same are in Sellers' possession or are readily obtainable by Sellers (all of the following are herein called the "Delivered Documents"):

                          (i) copies of all ADA, engineering, structural, elevator, curtain wall, mechanical, roof, environmental and seismographic reports, a current site plan, the most recent survey for the Theaters and the land on which they are situated, elevator specifications, if any, and as-built architectural, structural, mechanical, and electrical plans and specifications of the Theaters;

                          (ii) copies of all monthly operating statements for each Theatre for each month during 1994, 1995 and 1996;

                          (iii) copies of all certificates of occupancy, licenses, permits, authorizations and approvals as required by law for the construction, occupancy and operation of the Theaters and the land on which they are situated;

                          (iv) copies of all real estate tax bills for 1994, 1995 and 1996, including evidence of payment thereof;

                          (v) a schedule of all guarantees and warranties in Sellers' possession and still in effect issued or made in connection with the construction, improvement, alteration or repair of the Fee Theaters, including without limitation, guaranties and warranties pertaining to roofs, elevators, masonry, landscaping and heating and air conditioning systems;

                          (vi) an insurance certificate showing the amounts and types of insurance coverage currently carried by Sellers with respect to the Acquired Assets;

                          (vii) Uniform Commercial Code ("UCC") search certificates from the Secretaries of State of Kansas, Missouri and Ohio reflecting any effective UCC financing statements then of record that name any Seller as debtor; and

                          (viii) of any notices of violations of laws or insurance requirements which relate to the Acquired Assets and were issued during 1992 or any subsequent year.

         As used herein, "readily obtainable" means that the material either is in any Sellers' files or in the files of a third-party agent, contractor or consultant of any Seller and can be obtained by contacting such third party. Sellers shall not be required to contact any governmental agencies or authorities nor spend sums of money in excess of photocopying charges to obtain any of the Delivered Documents. One complete set of the Delivered Documents shall be delivered to Buyer at its offices in Dallas, Texas, and if Buyer requests, a second set of the as-built plans and specifications specified in clause (a) only shall also be delivered but such second set shall be copied and delivered at the expense of Buyer.

                 (b) Buyer's Access to the Acquired Assets. Sellers covenant and agree that from and after the Effective Date until Closing or earlier termination of this Agreement, Buyer and its contractors, agents and employees, at the sole expense of Buyer, may enter upon any portion of the Real Property and the Theaters from time to time during reasonable business hours, without any disruption of the normal conduct of Sellers' business, and with reasonable prior notice to Sellers for the purposes of inspection (mechanical, structural and otherwise), tests, including environmental testing and examination of the operating condition of the Acquired Assets, provided that Buyer will not take any soil samples or conduct any drilling without the prior written consent of Sellers, which consent may be withheld for any reason. If the Closing does not occur, Buyer will compensate Sellers for any damage to the Acquired Assets caused by Buyer's negligent conduct during its inspection activities.

                 (c)      Inspection of Condition of the Acquired Assets.
         After the Effective Date and prior to Transition Date (except for environmental problems, for which Buyer may inspect and deliver a list of problems up to the date of Closing), Buyer may deliver to Sellers an itemized list or lists of Acquired Assets that reasonably require repair, maintenance or replacement, and Sellers agree to either (i) provide such maintenance or replacement, or (ii) deliver to Buyer at Closing sufficient funds to provide for such maintenance or replacement, or (iii) reduce the Purchase Price by the estimated amount required to repair, provide maintenance or replace such Acquired Assets; provided, however, that Sellers agree to indemnify Buyer for the difference, if any, between the actual costs and the estimated costs, and Buyer agrees to pay Sellers the difference, if any, between the estimated costs and the actual costs. Sellers may dispute in good faith any repairs, maintenance or replacements requested by Buyer by delivering the Buyer a written notice setting forth such objection in reasonable detail to Buyer within two days of receipt of the Buyer's list. If Buyer objects, the dispute shall be submitted for resolution by binding arbitration in accordance with
         Section 8.6 hereof.

                 SECTION 3.6 Termination by Buyer. Buyer may terminate this Agreement during the Inspection Period for any reason or no reason, by notifying Sellers in writing of its election to terminate this Agreement prior to the expiration of the Inspection Period. If Buyer terminates this Agreement within such time period, then Buyer shall promptly deliver to Sellers a copy of any and all tests, studies and examinations conducted by Buyer related to the Acquired Assets, Buyer shall receive a prompt refund of the Earnest Money Deposit, and both parties shall be released from all further obligations under this Agreement.

                 SECTION 3.7  Survey and Title.

                 (a) Survey. As soon as reasonably possible after the Effective Date and no later than 10 days after the Effective Date, Sellers, at their expense, shall provide Buyer and its attorney with all surveys regarding the Theaters that are in their possession or otherwise reasonably available to them at no cost or de minimus expense. At its option, Buyer at its expense may obtain a current on-the-ground staked "as-built" survey of the Fee Theaters made in accordance with Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys jointly established by ALTA and ACSM in 1992 and meeting the accuracy requirements of the Urban Survey, as included therein, and shall include items 1 through 11 and 15 or such other standards as Buyer deems appropriate (the "Survey") prepared by a registered land surveyor licensed in the State of Texas or the state in which the applicable Theater is located and approved by Buyer (the "Surveyor"). The Survey (including specifically the certificate of the Surveyor forming a part thereof) shall be in form and substance acceptable to the Title Company and Buyer and shall locate all existing improvements, easements, rights-of-way, setback lines (which shall show recording data, if applicable), encroachments, conflicts, overlaps and protrusions affecting the Fee Theaters (to the extent visible on the ground or listed in the Title Commitment) and other matters noted on the Title Commitment, shall set forth the outside perimeter of the Real Property, shall contain a metes and bounds description of the Real Property and shall set forth the acres included within the Real Property. The Survey shall contain a statement on the face thereof certifying that no part of the Real Property (excluding up to nine Theaters) lies within a flood plain or flood prone area or a flood way of any body of water as determined by reference to the current Flood Insurance Rate Map published by the Federal Emergency Management Agency for the community in which the Real Property is located except as shown or described on the Survey. The Survey shall reflect that there is access to and from the Real Property from a publicly dedicated street or road and shall be sufficient to cause the Title Company to delete (except for "shortages in area") the printed exception for "discrepancies, conflicts, or shortages in area or boundary lines, or encroachments, or any overlapping of improvements" in the Title Policy to be delivered pursuant to Section 3.7(d). The Survey also shall show all underground parking spaces (as striped). The Survey shall be certified to Buyer, the Title Company and any financing source of Buyer in a manner reasonably satisfactory to Buyer, Title Company and such financing source. In the event the metes and bounds legal description contained on the Survey varies from the metes and bounds legal description set forth on Schedule 2.1(a) attached hereto, the Deed shall contain the legal description set forth in the Survey.

                 (b) Title Commitment. As soon as reasonably possible after the date hereof and no later than 15 days after the Effective Date, Sellers, at their cost and expense, shall cause to be issued and delivered to Buyer and its attorney (i) an Owner's Title Policy Commitment (the "Title Commitment") from the Title Company setting forth the status of the title to each of the Fee Theaters, pursuant to which the Title Company agrees to insure title to each of the Fee Theaters under an ALTA Owner's Policy Form B (4-6-90) Extended Coverage in the full amount set forth on Schedule 3.7(b) (which amounts approximate 7.0 times the twelve month TLCF of each such Theater for the period ending at the Transition Time), calling for standard printed exceptions 1 through 5 (excluding the deletion of survey exceptions if Buyer elects not to obtain surveys) to be deleted upon receipt of a current tax certificate and mechanics' lien affidavits from Sellers (such affidavits to be in form and content reasonably acceptable to Sellers and Buyer, respectively), with the exception for taxes and assessments to be limited to real property taxes and assessments for the year in which the Closing occurs marked "not yet due and payable," and with the title exception for leases and tenancies to reflect none, (ii) copies of all documents referred to in the Title Commitment, including but not limited to, deeds, lien instruments, plats, reservations, restrictions and easements, and (iii) to the extent not covered by the Title Commitments, certificates of taxes due covering the Theaters and prepared by the appropriate tax authorities.

                 (c) In the event any exceptions appear in the Title Commitment (or any new exceptions appear in any date down endorsement or revised commitment, referred to herein collectively as a "Revised Commitment"), other than the standard printed exceptions (which shall be modified in the Title Policy as described in Section 3.7(b) above), that are unacceptable to Buyer, then Buyer shall, within 15 days after the receipt of the Title Commitment or the Survey, whichever shall be last received (or within five days after receipt of a Revised Commitment and copies of any new documents as applicable), notify Sellers in writing of such fact. If Sellers fail to cure any such objection (without having any obligation to do so, except as otherwise provided herein) on or prior to the end of the Inspection Period (or within five days after Buyer's objection if such objection pertains to any new exception first appearing in a Revised Commitment received after five days prior to the end of the Inspection Period), then Buyer may either (i) terminate this Agreement, and upon such termination Buyer shall be entitled to a prompt return of the Earnest Money Deposit or, (ii) so long as the amount which would be required to satisfy any lien or encumbrance (other than with respect to Existing Debt to be discharged at Closing) or to cure such defect does not exceed $4 million, waive the objection and the Cash Purchase Price shall be reduced by the amount which would be required to satisfy any lien or encumbrance or to cure such defect, which election shall be made by delivering written notice to Seller on or before two business days after the end of the Inspection Period (or within two business days after the five day cure period as to a Revised Commitment, as applicable). Sellers may dispute in good faith the amount of any defect by delivering to Buyer a written notice setting forth such objection in reasonable detail to Buyer within 2 days. If Buyer objects, the dispute shall be submitted for resolution by binding arbitration in accordance with Section 8.6 hereof. For the purposes of this section, unless Buyer exercises option (i), the modification of the standard exceptions, as described above, and all easements, restrictions or other conditions which are shown on the Title Commitment (or any Revised Commitment) and/or the Survey (to the extent only such Survey items are ultimately contained in the Title Policy) and which are not cured by Seller as described above are hereinafter collectively referred to as the "Permitted Exceptions."

                 Notwithstanding the foregoing, (i) Sellers shall be obligated to remove at Closing any mortgage or other lien which secures payment of a monetary obligation and which may burden the Theaters, except for any landlord's lien imposed by the landlords under the Leases (however, any such landlord lien must be subordinate to the lease as to such theater or the lienholder must have entered into a nondisturbance agreement with Seller agreeing not to disturb Seller or any successor tenant in the event of a foreclosure of its lien) and liens that arise by, through or under Buyer or its consultants and agents, and (ii) Sellers agree to remove any exceptions or encumbrances to title that are created after the Effective Date as the result of the acts or failure to act by Sellers or their agents, employees or representatives, failing which Sellers shall be in default under this Agreement and Buyer shall have the rights set forth in Section 7.2.

                 (d) Title. At Closing, Sellers, at their cost and expense, shall furnish to Buyer a standard form ALTA Owner's Policy of Title Insurance for all Fee Theaters detailed in Section 3.7(b) above, issued by the Title Company in Buyer's favor, in the amounts set forth in Schedule 3.7(b), insuring Buyer's title to the Fee Theaters subject only to the Permitted Exceptions (collectively, the "Title Policies"); provided, however, at Closing, upon the written request of Buyer to Sellers and the Title Company, Buyer shall have the right to elect to waive the requirement that Sellers provide to Buyer a Title Policy for the Fee Theaters, in which case Buyer shall receive a credit to the Purchase Price in the amount that Sellers would have expended to secure from the Title Company such Title Policy as required herein, less any report or cancellation fees payable by Sellers to the Title Company as a result of such policy not being issued.

                 (e) Condition of Title. Sellers shall convey to Buyer good, marketable and insurable fee simple title to the Fee Theaters and leasehold title to the Leasehold Theaters, free and clear of all matters except the Permitted Exceptions. Upon conveyance, transfer and delivery of the Acquired Assets, Buyer will continue to enjoy peaceful possession of the Acquired Assets held under the Leases.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                 Sellers hereby jointly and severally represent and warrant to Buyer as follows:

                 SECTION 4.1 Organization and Authority. Each of CCC and CTC is a corporation duly organized and validly existing and in good standing under the laws of the State of Missouri and has all requisite corporate power and authority to own, lease and operate the Theaters and the Acquired Assets as currently conducted. Sellers have furnished to Buyer true and correct copies of the charter and bylaws of CCC and CTC as amended to date. Durwood is over 21 years of age, is a resident of the State of Kansas and has no current intention of becoming a resident of any other state or jurisdiction in the foreseeable future.

                 SECTION 4.2 Authority; Binding Effect. Each of Sellers has all requisite power and authority to enter into this Agreement and each of the other agreements and instruments to be executed and delivered by such Seller pursuant to the terms of this Agreement (each a "Sellers' Ancillary Document" and, collectively, the "Sellers' Ancillary Documents") and to perform its obligations hereunder and thereunder. The execution and delivery by each Seller of this Agreement and each Sellers' Ancillary Documents, and the performance by each Seller of its respective obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement and Sellers' Ancillary Documents have been duly executed and delivered by each Seller and constitute legal, valid and binding agreements of each Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity.

                 SECTION 4.3  Absence of Conflicts.  Except as set forth on
Schedule 4.3 hereof, the execution and delivery by Sellers of this Agreement and Sellers' Ancillary Documents, the performance by each Seller of its respective obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby or thereby will not (a) conflict with, or result in any violation or breach of, any provision of the charter or bylaws of such Seller, (b) as of the Closing, conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void, voidable or without further effect, any term or provision of any material note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which the Acquired Assets are or may be bound, (c) require any Seller to obtain any consent, approval, permit, notice, action, authorization or waiver (each, a "Consent") of or file with or give notice to any Governmental Authority or any other Person not a party to this Agreement, except for the Consents listed on Schedule 4.3 hereto which have been obtained and remain in full force and effect, (d) conflict with, or result in any violation of, any material law, ordinance, statute, rule or regulation of any Governmental Authority known to Seller to be applicable to the business or operations of the Theaters or the Acquired Assets or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to Seller or its properties or assets or (e) result in the creation of, or impose on Seller the obligation to create, any Lien upon the Acquired Assets.

                 SECTION 4.4 Title to Assets. Except as set forth on Schedule 4.4, Sellers have good and marketable title to the Acquired Assets owned by Sellers, and have valid leasehold interests in the Acquired Assets leased by Sellers, in each case free and clear of all Liens (except for any landlord's lien imposed by the landlords under the Leases however, any such landlord lien must be subordinate to the lease as to each theater or the lienholder must have entered into a nondisturbance agreement with Seller agreeing not to disturb Seller or any successor tenant in the event of a foreclosure of its lien). The leases of properties or assets included in the Acquired Assets, including, but not limited to the Leases, are valid, subsisting and effective in accordance with their respective terms, and Sellers enjoy peaceful possession of all such properties and assets. True and complete copies of all leases, including but not limited to the Leases, including all amendments, modifications and supplements thereto through the date hereof have been delivered to Buyer. The Leases referred to on Schedule 2.1(b) constitute all of the Theater leases. Except as set forth on Schedule 4.4 hereto, there are no leases, surface or subsurface use agreements, tenancy, arrangements, service contracts, management contracts, or other agreements, instruments or encumbrances that will be in force or effect as of the Closing that grant to any Person, any right, title, interest or benefit in or to all or any part of the Acquired Assets or any right relating to the ownership, use, operation, management, maintenance or repair of all or any part of the Acquired Assets, and no Person has any rights to acquire any of the Acquired Assets. Except as set forth on Schedule 4.4 hereof, there are no third parties in possession of any portion of the Theaters as lessees, tenants at sufferance, trespassers or otherwise. Upon the sale, conveyance, transfer and delivery of the Acquired Assets in accordance with the terms of this Agreement, Buyer will
(i) acquire good and marketable title to the Acquired Assets owned by Sellers, free and clear of all Liens except, with respect to Fee Theaters, Permitted Exceptions, and (ii) continue to enjoy peaceful possession of all Acquired Assets held under lease.

                 SECTION 4.5 Proprietary Rights. Schedule 4.5 hereto sets forth a correct and complete list of (a) all of Sellers' Proprietary Rights in the Acquired Assets and (b) all licenses, sublicenses and other Contracts to which any Seller is a party or by which it is bound relating to the ownership, use or exploitation of any Proprietary Rights. To the Knowledge of Sellers, Sellers have the right to use and exploit all Proprietary Rights included in the Acquired Assets without infringing upon or otherwise violating the rights of any other Person, and to the Knowledge of Sellers no consent, approval or authorization of any other Person will be required for the use or exploitation by Buyer after the Closing Date of any Proprietary Rights included in the Acquired Assets. There is no claim pending or, to the Knowledge of Sellers, threatened against any Seller that draws into question or otherwise affects any right of Sellers to use or exploit any Proprietary Rights included in the Acquired Assets, and Sellers are not aware of any basis for such a claim.

                 SECTION 4.6 Financials. The unaudited statements of operations and cash flows and the TLCF statements for the years ended December 31, 1993, 1994 and 1995 which are attached hereto as Schedule 4.6, fairly present in all material respects, the results of operations and cash flows and the TLCF's of the Theaters for such twelve-month periods and contain no material inaccuracies. Such statements were prepared using the same principles and procedures as used for Seller's audited financials, which audited financials were prepared in conformity with generally accepted accounting principles, except as noted therein. The numbers shown as "Theater Level Cash Flow" on Schedule 4.6 were calculated as follows: (a) all revenue of Sellers during such periods derived from the respective Theaters, including, without limitation, ticket revenue, advertising revenue and revenue from concession sales (providing, however, certain immaterial rebates and other similar amounts may not have been allocated to the theater level), less (b) all expenses incurred by Sellers during such period in connection with the ownership, leasing and operation of the respective Theaters during such periods. The "Theater Level Cash Flow" on Schedule 4.6 does not include interest, depreciation, amortization or allocations of general and administrative expenses or income taxes.

                 SECTION 4.7  Conduct of Business.  Except as set forth on
Schedule 4.7 and except as contemplated in this Agreement, since December 31, 1995, there has not been:

                 (a) any material adverse change in Sellers' business, operations, affairs, condition (financial or otherwise), results of operations, properties, assets or liabilities;

                 (b) any sale, assignment or disposition of any substantial properties or assets (other than the Excluded Assets), of any kind or character relating to the operations of the Theaters, except for personal property sold, assigned or disposed of in the ordinary course of business and consistent with past practice and custom;

                 (c) any damage, destruction or loss (whether or not insured against) affecting the Acquired Assets;

                 (d) any revocation or termination, or any notice of any threatened revocation or termination, of any Consents or permits relating to the operations of the Theaters;

                 (e) any material change or any anticipated change in the present relationships between Sellers and any of their significant suppliers, insurers, lessors, licensors, licensees and distributors with respect to the Acquired Assets; or

                 (f) any other material transaction other than in the ordinary course of business and consistent with past practice and custom.

                 SECTION 4.8 Contracts and Other Agreements. Schedule 4.8 sets forth a list of all material of the Contracts, whether written or oral, to which any Seller is a party relating to the operation of the Theaters which cannot be terminated by Seller upon 30 days notice. Sellers have delivered or made available to Buyer true and complete copies of each written Contract listed on Schedule 4.8 and, in the case of Contracts not reduced to writing, have provided to Buyer a written summary of the material terms thereof. Each Contract described in Schedule 4.8 is valid, in full force and effect, and binding upon Seller that is a party thereto, in accordance with its terms. Sellers are not in default under any of the Contracts described in Schedule 4.8 and, except as set forth on Schedule 4.8, there exists no event which, with the giving of notice or lapse of time, or both, would become a default, in each case with such exceptions thereto as do not, individually or in the aggregate, have a Material Adverse Effect. Sellers have not received any written notice from any other party to any Contract listed on Schedule 4.8 of the termination, or threatened termination, thereof, and, to Sellers' Knowledge, there has occurred no event that would allow such other party to terminate any Contract. None of the Acquired Assets is bound by any Contract that was not entered into in the ordinary course of business and consistent with past practice and custom.

                 SECTION 4.9 Theater Locations. Schedule 4.9 sets forth a true, correct and complete list of the names and locations of all motion picture theaters (the "Theaters") operated by Sellers on the date hereof and on the Closing Date.

                 SECTION 4.10 Solvency. Each Seller is able to pay its debts as they become due, has capital sufficient to carry on its business as presently conducted and proposed to be conducted, owns property which has both a fair value and a fair saleable value in excess of the amount required to pay its debts as they become due and is solvent. Sellers will not be rendered insolvent by the transactions contemplated by this Agreement, and following the consummation of such transactions, each Seller will be able to pay its debts as they become due, will have capital sufficient to carry on its business as then conducted and proposed to be conducted, and will own property which has a fair value and a fair saleable value in excess of the amount required to pay its debts as they become due.

                 SECTION 4.11 Assets Necessary to Business; Effect of Transfer. The Acquired Assets are sufficient in all material respects to carry on the business and operations as presently conducted by Sellers at the Theaters. The Acquired Assets are fit for the purposes for which they are presently being used and are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and to Seller's Knowledge conform in all material respects to all applicable laws relating to their use and operation (including the provisions of the Americans with Disabilities Act of 1990, Public Law 101-336, 42 U.S.C. Section 12101 et seq. (the "ADA"). The Theaters were constructed and have been maintained in accordance and material compliance with the ADA to the extent applicable. Sellers have not received any notice to the effect that, or otherwise been advised that, the Theaters are not in compliance with the ADA, and Sellers have no reason to anticipate that any existing circumstances at any of the Theaters are likely to result in violations of the ADA as the Theaters currently exist. No representation or warranty is being made herein regarding the subject matter hereof which may arise or otherwise occur as a result of any alterations, changes or additions of any nature made to any of the Theaters by Buyer. Sellers are in possession of all material licenses, permits, consents, approvals and other authorizations that to Sellers' knowledge are required by any Governmental Authority in connection with the ownership or lease of the Acquired Assets or the conduct of the business and operations of Sellers at the Theaters. Upon obtaining the Consents set forth on Schedule 4.3 hereto the consummation of the transactions contemplated by this Agreement will not deprive Buyer of the benefits of any material properties included in the Acquired Assets or any rights or interests relating thereto, or result in the imposition of any debts, liabilities or obligations on Buyer, except for the debts, obligations and liabilities created by Buyer in connection with financing the acquisition of the Acquired Assets.

                 SECTION 4.12       Litigation.  Except as set forth on
Schedule 4.12 hereto, there is no action, suit, inquiry, investigation or other proceeding pending against, or to Sellers' Knowledge threatened against or affecting, any Seller or Sellers' properties or assets in any court or before any arbitrator or any foreign or United States federal, state or local Governmental Authority (a) in which an adverse decision could, either in any case or in the aggregate, have a Material Adverse Effect or (b) which in any manner draws into question the validity of or otherwise affects this Agreement, the transactions contemplated hereby or the ability of Sellers to perform their obligations hereunder.

                 SECTION 4.13       Taxes.

                 (a) Each Seller has filed or will file in a timely manner with the appropriate Governmental Authority all tax returns required to be filed prior to or on the date hereof relating to Taxes due and payable or Taxes accrued and not yet payable on or before the Closing Date, and each such tax return has been or will be prepared in compliance in all material respects with all applicable laws and regulations.

                 (b) Each Seller has paid or will pay on the applicable due date all Taxes that are due and payable or Taxes accrued and not yet payable on or before the Closing Date

         (including all Taxes shown to be due on such returns or pursuant to any assessment received by such Seller from any taxing authority), except such Taxes, if any, as are being contested in good faith by appropriate proceedings diligently conducted.

                 (c) There are no claims for Taxes pending against any Seller nor to the Knowledge of any Seller, any threatened claims for Tax deficiencies against any Seller for which the Acquired Assets could be liable, and Sellers do not know of any basis for such claims.

                 (d) There exist no actual or, to the knowledge of Sellers, proposed additional assessments or adjustments of Taxes by any taxing authority for which the Acquired Assets could be liable.

                 (e) There are no pending audits, actions, proceedings, disputes, claims or, to Sellers' Knowledge, there are no investigations with respect to any Taxes payable by or asserted against any Seller and there is no basis on which any claim for material Taxes can be asserted against any Seller. No Seller has received notice from any Governmental Authority of its intent to examine or audit any Tax Returns of any Seller.

                 (f) All Taxes required to be withheld or collected by Seller (including, but not limited to, Tax required to be withheld with respect to amounts paid or owing to any officer, employee, creditor, shareholder, independent contractor or other Person) have been timely withheld or collected and, to the extent required, have been timely paid, remitted or deposited to or with the relevant Governmental Authority.

                 (g) There are no proposed reassessments of the taxable value of any of the Acquired Assets or similar matters pending with respect to any taxing authority.

                 (h) There are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a Tax against a Seller for which the Acquired Assets could be liable.

                 (i) There are no Liens for Taxes (other than for current Taxes not yet due and payable) imposed upon the Acquired Assets.

                 (j) There are no unsatisfied actual or proposed adjustments or assessments for Taxes against CTC or against Durwood in his capacity as a shareholder of CTC or, to the Knowledge of Sellers, any basis for any such assessment or adjustment.

                 (k)      No closing agreement or agreements pursuant to
         section 7121 of the Code or any similar provision of any state or local Law has been entered into by CTC or by Durwood in his capacity as a shareholder of CTC.

                 (l) No taxing authority has raised any issue with respect to the liability of CTC or any Affiliate thereof (including, without limitation, Durwood) for any Tax that would likely result in the issuance by any taxing authority of a notice of deficiency or similar notice for Taxes against Durwood or CTC.

                 (m) Except for the United States of America, the State of Ohio, the city of Heath, Ohio, the city of Newark, Ohio, the State of Missouri, the city of Kansas City, Missouri and the State of Kansas, there are no other jurisdictions in which income or franchise tax returns and reports, and returns and reports relating to the payment of Tax based upon the ownership or use of property therein or the derivation of income therefrom or measured by premiums or investments in tangible or intangible property, were, or were required to be, filed by Sellers or in which Sellers were required to be included.

                 (n) There are no requests for rulings, outstanding subpoenas or requests for information with respect to Taxes of CTC or of Durwood in his capacity as shareholder of CTC, proposed reassessments of any assets or any property owned or leased by CTC, or similar matters pending with respect to any taxing authority.


                 (o) There are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a Tax against CTC or Durwood in his capacity as shareholder of CTC or for which CTC or Durwood in such capacity may be liable.

                 (p) CTC has been subject to a valid and effective election (a "Subchapter S election") to be an S corporation, within the meaning of section 1361(a)(1) of the Code from November 29, 1989 to the date hereof, and such Subchapter S election has not been terminated (within the meaning of section 1362(d) of the Code) at any time prior to the date hereof.

                 SECTION 4.14       Environmental Compliance.

                 (a) Sellers are not subject to any existing, pending or to Sellers' Knowledge threatened action, suit, investigation, inquiry or proceeding by any Governmental Authority under, and are not currently in violation of, or subject to, any remedial obligation under, any Environmental Law.

                 (b) All material environmental notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation of the Theaters have been obtained or filed.

                 (c) Hazardous Substances have not been disposed of on, to or from any of the Theaters during the time of any Seller's ownership or possession of the Acquired Assets and the operation of the Theaters or to Sellers' knowledge prior thereto, except in compliance with Environmental Laws in effect at the time such activity was undertaken.

                 (d) No Hazardous Substances have been generated, managed, treated or transported to or from the Theaters, except in compliance with Environmental Laws at the time such activity was undertaken.

                 (e) To the Knowledge of Sellers, there is not now at, on or in the Theaters any asbestos, PCBs or, to the extent only it exists at levels which are considered hazardous to human health, radon gas.

                 (f) No underground storage tanks currently exist or to Sellers' Knowledge have existed on the land occupied by the Theaters.

                 (g) During the time the Theaters have been occupied by Sellers, there has not been a Release of Hazardous Substances into, onto or out of the land occupied by the Theaters.

                 (h) Except as set forth on Schedule 4.14 hereto, no Seller is a party, whether as a direct signatory or as successor, assignee or third party beneficiary, or otherwise bound, to any lease or other Contract relating to the Acquired Assets under which such Seller is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning a Release of Hazardous Substances or non-compliance with Environmental Laws.

                 (i) Except for the Sellers' lenders or as provided in the Leases, no Seller has released any other Person from any claim under any Environmental Law or waived any rights concerning any Releases of Hazardous Substances into, onto or out of or with respect to the land occupied by the Theaters.

                 SECTION 4.15       Utilities.

                 (a) The Theaters are connected to and are served by water, solid waste and sewage disposal, drainage, telephone, gas, electricity and other utility equipment facilities and services required by law or necessary for the operation or use of the Theaters; such facilities and services are adequate for the present use and operation of the Theaters on a fully occupied basis, and are installed and connected pursuant to valid permits and are in material compliance with all governmental regulations; and no fact or condition exists which would result in the termination or curtailment in the furnishing of utility services to the Theaters.

                 (b) Sellers have not received notice from any supplier of water, solid waste and sewage disposal, drainage, telephone, gas, electricity or other utility services to the Theaters that such service is being or will be terminated or curtailed and Sellers have no knowledge that such termination or curtailment may occur.

                 SECTION 4.16 Defects. Except as set forth on Schedules 4.17, there are no material structural defects in the Theaters or any material defects in the Theaters' mechanical, electrical and plumbing systems.

                 SECTION 4.17 Condemnation. There are no pending or to Sellers' Knowledge threatened condemnation or similar proceedings or assessments affecting the Acquired Assets or any part thereof, nor to the knowledge of Seller are any such proceedings or assessments contemplated by any Governmental Authority.

                 SECTION 4.18 Books and Records. The books and records of Sellers fairly reflect in all material respects the transactions to which the Acquired Assets are or were bound, and such books and records are and have been properly kept and maintained, with the revenues, expenses, assets and liabilities of Sellers accurately recorded in all material respects therein on the accrual basis of accounting. True, complete and correct copies of such books and records have been made available for review by Buyer.

                 SECTION 4.19 Brokers, Finders, etc. Except as described in Schedule 4.19, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Sellers in such manner as to give rise to a valid claim against any of the parties hereto for any broker's or finder's commission. Except as described in Schedule 4.19, Sellers have not retained any broker or finder in connection with the transactions contemplated hereby. Any fees, expenses, commissions or other amounts payable to the Persons identified on Schedule 4.19 shall be payable by Sellers and shall not be the responsibility of Buyer.

                 SECTION 4.20       ERISA Matters.

                 (a) Schedule 4.20 contains a list and brief description of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), stock option, stock purchase, deferred compensation plan or arrangement, and other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by Sellers for the benefit of any present or former employees of the Theaters or their beneficiaries (all the foregoing being herein called "Benefit Plans"). Sellers have delivered to Buyer true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions hereof) and (2) the most recent summary plan description for each Benefit Plan (if any such description was required).

                 (b) Each of the Sellers comply with the applicable requirements of Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b) (1) of the Code.

                 (c) Each Benefit Plan has been administered in all material respects in accordance with its terms. Sellers and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA and the Code, including without limitation the requirements of section 401(a)(4) of the Code regarding the allocation of employer contributions. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed. There are no investigations by any Governmental Authority, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability, and there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

                 (d) (i) All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the terms of the Benefit Plans or any applicable Law have been timely made and (ii) Sellers and any ERISA Affiliates do not maintain, and are not required to contribute to, any Pension Plan that is a defined benefit pension plan (as defined in Section 3(35) of ERISA). All such contributions to, and payments from, the Benefit Plans, except those payments to be made from a trust qualified under section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be required to be made, will be properly accrued.

                 (e) (i) No "prohibited transaction" (as defined in section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan, and (ii) no prohibited transaction has occurred that could subject the Sellers or any of their employees, or, to the Knowledge of Sellers, a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to the tax or penalty on prohibited transactions imposed by Section 4975 of ERISA or the sanctions imposed under Title I of ERISA.

                 (f) No employee of Sellers will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

                 SECTION 4.21       Holdings Common Stock.

                 (a) Sellers are acquiring Holdings Common Stock for their own account, for investment purposes only and not with a view to resale or any other distribution thereof, in whole or in part.
         Sellers acknowledge and agree that they may not assign, sell, hypothecate or otherwise transfer the Holdings Common Stock unless (i)
         (A) a registration statement is in effect under the Securities Act with respect to such Holdings Common Stock or (B) a written opinion of counsel acceptable to Holdings is obtained to the effect that no such registration is required and (ii) except in the case of publicly traded Holdings Common Stock, the transferee is an "accredited investor" as defined in Regulation D under the Securities Act. Sellers have no reason to anticipate any change in their circumstances, financial or otherwise, that would cause or require any sale or distribution of the Holdings Common Stock.

                 (b) Sellers acknowledge, agree and are aware that (i) an investment in the Holdings Common Stock involves a high degree of risk and that Sellers may lose the entire amount of their investment; (ii) no United States federal or state or any foreign agency has passed upon the accuracy, validity or completeness of this Agreement or made any finding or determination as to the fairness of an investment in the Holdings Common Stock; (iii) the Holdings Common Stock is illiquid, and Sellers must bear the economic risk of investment in the Holdings Common Stock for an indefinite period of time; (iv) this Agreement and the Stockholders Agreement contain substantial restrictions on the transferability of the Holdings Common Stock; (v) there is no existing public or other market for the Holdings Common Stock there can be no assurance that the Sellers will be able to sell or dispose of their Holdings Common Stock; (vi) the Holdings Common Stock has not been registered under the Securities Act or under the securities laws of any other jurisdiction, including the states of the United States, and Holdings is under no obligation to register or qualify the Holdings Common Stock or any of its securities for resale by Sellers or assist Sellers in complying with any exemption under the Securities Act or the securities laws of any such jurisdiction or any other jurisdiction, except as provided in the Registration Rights Agreement; (vii) an offer or sale of Holdings Common Stock by Sellers in the absence of registration under the Securities Act will require the availability of an exemption thereunder; (viii) a restrictive legend in substantially the form set forth in Section 8.7(a) hereof shall be placed on the certificates representing the Holdings Common Stock; and (ix) a notation shall be made in the appropriate records of Holdings indicating that such Holdings Common Stock are subject to restrictions on transfer.

                 (c) Each Seller qualifies as an "accredited investor" within the meaning of Rule 501 under the Securities Act.

                 (d) Sellers acknowledge that they (i) have been given the opportunity to ask questions of, and receive answers from, Holdings and its officers and employees concerning the terms of an investment in Holdings Common Stock and other matters pertaining to an investment in the Holdings Common Stock, (ii) been given the opportunity to obtain such additional information necessary to evaluate the merits and risks of an investment in Holdings Common Stock to the extent Holdings possesses such information, and have received all documents and information that they have requested relating to an investment in the Holdings Common Stock; (iii) have not relied upon any representations or other information (whether oral or written) from Holdings or its directors, officers or affiliates, or from any other persons, other than the representations contained in this Agreement; and (iv) are familiar with the nature of and risks attendant to investments in the business of

         Holdings and securities in general and have carefully considered and have, to the extent they believe such discussion necessary, discussed with their professional legal, financial and tax advisers, the suitability of an investment in Holdings Common Stock for Sellers' particular financial and tax situations and has determined that the Holdings Common Stock is a suitable investment for Sellers.

                 SECTION 4.22       CTC Capitalization.

                 (a) CTC is authorized to issue only one class of shares of stock. The authorized capital stock of CTC consists solely of shares of common stock, par value $1.00 per share, of which 500 shares are issued and outstanding. All such shares of stock are owned beneficially and of record by Trustee free and clear of all Liens. Trustee has the full right, power and authority to vote the CTC Stock, the certificates representing the CTC Stock are valid and genuine, and the delivery of the certificates representing the CTC Stock pursuant to this Agreement will transfer legal and valid title thereto, free and clear of any and all Liens, other than those imposed by Buyer. None of the capital stock of CTC has been or is owned, beneficially or of record, by any Person other than Durwood and Trustee. There are not now, nor have there ever been, any outstanding subscriptions, options, convertible securities, warrants or calls of any kind issued or granted by, or binding upon, CTC, Durwood or Trustee to purchase or otherwise acquire any security of, or any equity interest in, CTC.
         All of the CTC Stock is duly authorized, validly issued, fully paid and nonassessable, and no shares of stock of CTC have been issued in violation of the preemptive rights of any shareholder of CTC.

                 (b) Durwood and CTC have delivered to Buyer true and complete copies of the articles of incorporation and bylaws, each as amended to date, of CTC. Such articles of incorporation and bylaws are in full force and effect, and CTC is not in violation of any of the provisions thereof. The stock transfer records of CTC are true and complete and reflect all issues and transfers of the capital stock of CTC. The corporate records of the meetings of the directors and shareholders of CTC, as contained in the minute books, reflect all material corporate actions and proceedings of such bodies to date. Durwood and CTC have delivered true and complete copies of such stock transfer records and minute books to Buyer and its counsel.

                 SECTION 4.23       Labor Matters.  Except as listed on
         Schedule 4.23, each Seller, with respect to employees and former employees, (a) has no written handbook applicable to such employees,
         (b) is and has been in compliance since January 1, 1996, with all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and workers' compensation and is not engaged in any unfair labor practices, which the failure to comply with could reasonably be expected to have a Material Adverse Effect, (c) has no grievances pending or, to the

         Knowledge of Sellers, threatened against Sellers that could reasonably be expected to have a Material Adverse Effect and (d) has no charges or complaints pending or, to the Knowledge of Sellers, threatened against Sellers before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other federal, state or local agency responsible for the prevention of unlawful employment practices. There is no labor strike, slowdown, work stoppage or lockout actually pending or, to the Knowledge of Sellers, threatened against or affecting the Theaters or the Acquired Assets. Except as listed on Schedule 4.23, Sellers are not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of the employment of any employee or former employee, and no collective bargaining agent has been certified as a representative of any of the employees or former employees. Except as listed on
         Schedule 4.23, to the Knowledge of Sellers, no union organizational campaign is currently pending with respect to any of the employees or former employees.

                 SECTION 4.24 Trustee. The Trust has been duly formed in accordance with applicable Law. The Trustee has been duly appointed as trustee of the Trust, and is the sole trustee of the Trust. The Trustee is duly authorized to enter into this Agreement on behalf of the Trust and to perform its obligations hereunder, including with respect to indemnification of Buyer pursuant to Article VII.


                                   ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF BUYER AND HOLDINGS

                 Buyer and Holdings represent and warrant to Sellers as follows:

                 SECTION 5.1 Corporate Organization and Authority. Each of Holdings and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and conduct its business and operations as it is currently conducted.

                 SECTION 5.2 Authority; Binding Effect. Each of Holdings and Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by each of them of their respective obligations hereunder and the consummation by them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Holdings and Buyer. This Agreement has been duly executed and delivered by Holdings and Buyer and constitutes a legal, valid and binding agreement of Holdings and Buyer, respectively, enforceable against each of them in accordance with the terms hereof.

                 SECTION 5.3 Absence of Conflicts. The execution and delivery by Holdings and Buyer of this Agreement, the performance by each of them of their respective obligations hereunder and the consummation by them of the transactions contemplated hereby will not:

                 (a) conflict with, or result in any violation or breach of, any provision of the charter or bylaws of Holdings or Buyer;

                 (b) except for such conflicts referred to on Schedule 5.3 for which consents or waivers will be obtained prior to Closing conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void, voidable or without further effect, any term or provision of any material note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which Holdings or Buyer is a party or by which their respective properties or assets are or may be bound; or

                 (c) conflict with, or result in any violation of, any material law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to Holdings or Buyer or their respective properties or assets.

                 SECTION 5.4        Governmental Authorizations and Filings.
There is no requirement applicable to Holdings or Buyer to obtain any consent, approval or authorization of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by Holdings or Buyer of this Agreement, the due performance by them of their respective obligations hereunder or the lawful consummation by it of the transactions contemplated hereby.

                 SECTION 5.5 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Holdings or Buyer in such manner as to give rise to a valid claim against any of the parties hereto for any broker's or finder's commission. Neither Holdings nor Buyer has retained any broker or finder in connection with the transactions contemplated hereby.

                 SECTION 5.6 Holdings Common Stock. The issuance of the shares of Holdings Common Stock pursuant hereto has been duly authorized by Holdings and, at closing, the shares of Holdings Common Stock to be delivered to Sellers pursuant hereto will be validly issued, fully paid and nonassessable. The issuance and delivery of the Holdings Common Stock is intended to be exempt from the provisions of Section 5 of the Securities Act. Neither Holdings, Buyer nor anyone acting on their behalf has taken any action with respect to the Holdings Common Stock or any securities similar to the Holdings Common Stock, or otherwise, that would cause the issuance and delivery of the Holdings Common Stock pursuant hereto not to be exempt from the provisions of Section 5 of the Securities Act or would require the registration of the issuance and delivery of such shares pursuant to this Agreement under the Securities Act or would violate any applicable state securities or blue sky laws.

                 SECTION 5.7 Financial Statements. Holdings has furnished to Sellers the audited consolidated balance sheets of Holdings as of December 31, 1995, and the related consolidated statements of operations for the periods then ended (the "Holdings Financial Statements"). Holdings Financial Statements are attached hereto as Schedule
5.7. Holdings Financial Statements present fairly the financial condition and results of operations of Holdings as of the dates and for the periods indicated, and the Holdings Financial Statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods.

                 SECTION 5.8 Litigation. There is no action, suit, inquiry, investigation or other proceeding pending against, or to Buyer's knowledge threatened against or affecting, the Buyer's or Holdings' properties or assets in any court or before any arbitrator or any foreign or United States federal, state or local Governmental Authority in which an adverse decision could, either in any case or in the aggregate, have a material adverse effect on the business, operations, affairs, condition (financial or otherwise), results of operation, properties, assets or liabilities of Buyer or Holdings.


                                   ARTICLE VI

                        CERTAIN COVENANTS AND AGREEMENTS

                 SECTION 6.1 Inspection. From the date hereof to the Closing, Sellers shall give to Buyer and its officers, attorneys, accountants, and representatives free, full, and complete access during reasonable business to the Acquired Assets as Buyer may deem necessary or appropriate; provided, that such due diligence review will not unreasonably interfere with the operations by Sellers of the Acquired Assets. Sellers will provide Buyer and its officers, attorneys, accountants and representatives with any information reasonably requested by them pertaining to income derived from or expenses associated with the Acquired Assets.

                 SECTION 6.2 Compliance. From the date hereof to the Closing, Sellers shall not take or fail to take any action which action or failure to take such action shall cause the representations and warranties made by Sellers herein to be untrue or incorrect as of the Closing.

                 SECTION 6.3        Satisfaction of All Conditions Precedent.
From the date hereof to the Closing, Sellers shall use reasonable efforts to cause all conditions precedent in Article III to be satisfied by the Closing.

                 SECTION 6.4 No Solicitation. From the date hereof to October 25, 1996, Sellers shall not offer any of Acquired Assets for sale, or solicit offers to buy the Acquired Assets or hold discussions with any party (other than Buyer and Holdings) looking toward such an offer or solicitation or toward a sale of equity or a merger or consolidation of Sellers with or into another entity or any similar transaction. Sellers shall not enter into any agreement with any party other than Buyer and Holdings with respect to the sale or other disposition of either the equity interests of Sellers or the Acquired Assets or with respect to any merger, consolidation, or similar transaction involving any Seller.

                 SECTION 6.5 Material Developments. From the date hereof to the Closing, Sellers shall notify Buyer of any material problems or developments with respect to the business or operations of the Theaters of which Sellers have Knowledge.

                 SECTION 6.6 Notice of Breach. From the date hereof to the Closing, Sellers shall, immediately upon becoming aware thereof, give detailed written notice to Buyer of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to Sellers prior to the date of this Agreement, of any of their covenants, agreements, representations, or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

                 SECTION 6.7 Notice of Litigation. From the date hereof to the Closing, immediately upon becoming aware thereof, Sellers shall notify Buyer of (a) any suit, action, or proceeding to which any Seller becomes a party or which is threatened against a Seller in writing, (b) any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby, or
(c) any notice from any tribunal of its intention to institute an investigation into, or to institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or the transactions contemplated hereby or to nullify or render ineffective this Agreement or such transactions if consummated.

                 SECTION 6.8 Continuation of Insurance Coverage. From the date hereof to the Closing, Sellers shall keep in full force and effect insurance coverage for the Theaters and the Acquired Assets in the same amount and scope to the coverage now maintained covering the Theaters and the Acquired Assets. At the Transition Time, Sellers shall deliver to Buyer documentation indicating that the Buyer has been named an additional insured on the insurance policies in effect for the Theaters.

                 SECTION 6.9        Interim Operations of the Company.

                 (a) Except as set forth in Schedule 6.9 hereto, from the date hereof to the Closing, Sellers shall conduct their business only in the ordinary course consistent with past practice, and shall not, unless Buyer gives its prior written approval (i) sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any of the Acquired Assets (except in the ordinary course of business), (ii) modify, extend, or renew any Lease, or (iii) make any material acquisition or capital expenditure or commit to make any such acquisition or expenditure.

                 (b) From the date hereof to the Closing, Sellers will use reasonable efforts to maintain the Theaters and the Acquired Assets in their present operating condition and repair, ordinary wear and tear excepted. Except for inventory and other assets disposed of in the ordinary course of business consistent with past practice, all of the Acquired Assets as of the Transition Time shall be delivered at Closing by Sellers to Buyer.

                 (c) If required by law, Sellers shall offer COBRA benefits to those employees of CCC eligible to receive such benefits in connection with the sale by Sellers of the Acquired Assets. Upon termination of CTC employee benefits pursuant to Section 6.14 hereof, Sellers shall offer COBRA benefits to those employees of CTC eligible to receive such benefits if required by law.

                 (d) At Closing Sellers shall provide Buyer with a schedule of all accrued but untaken vacation days with respect to each theater level employee of CCC for calendar year 1996 which has not been taken as of the Transition Time ("Accrued Vacation Obligations"). To the extent such employees of CCC are employed by Buyer immediately following the Closing and remain in such employ (subject to Buyers right to terminate any employee for any reason or no reason at will), Buyer will honor accrued and unused vacation days as outlined on such schedule in consideration of Sellers payment to Buyer at Closing of an amount sufficient to cover the costs of such obligation, such amount to be agreed to by Buyer and Sellers prior to Closing. Buyer will not honor the vacation of any employee that accrues between the Transition Time and the Closing. Except for the Accrued Vacation Obligations, any employees of CTC or CCC who become employees of Buyer after the Closing will be subject to the terms and conditions of the Buyer's employee benefit plans.

                 SECTION 6.10 Transfer Taxes. Sellers shall be responsible for and shall pay any and all taxes and recording fees, if any, payable as a result of the sale, conveyance, transfer and delivery of the Acquired Assets upon the terms and conditions hereof, provided that Buyer shall be responsible for all recording and other fees relating to its financing of the Purchase Price, including any applicable mortgage registration taxes.

                 SECTION 6.11 Preservation of Books and Records. For a period of two years from the date hereof, Buyer and Sellers will preserve and maintain the corporate, accounting, auditing and tax books and records relating to the Acquired Assets that are held by them on the date hereof and will make such books and records available to each other upon reasonable notice and at reasonable times, it being understood that Buyer and Sellers shall be entitled to make copies of any such books and records as they shall deem reasonably necessary for purposes of making the same available to appropriate Governmental Authorities or for other proper purposes.

                 SECTION 6.12 Covenant Not to Compete. Except as otherwise consented to or approved in writing by Buyer and except for theaters owned or operated by Cinema Venture Partners and listed on Schedule 6.12 hereto, Seller, and Sellers' Affiliates will not at any time for a period of three years following the Closing, directly or indirectly, acting alone or as a member of a partnership or as a holder, beneficially or of record, of in excess of 5% of any security of any class, or as a consultant to or representative of, any corporation, other business entity or Person (excluding Holdings):

                 (a) engage in the business of Buyer or Holdings as it is being conducted immediately following the Closing in competition with Buyer or Holdings at any location within a 25 mile radius of any Theater or Development Theater location; or

                 (b) request any present or future supplier of, distributor to or provider of services to Buyer to curtail or cancel its business with Buyer or Holdings in respect of the operations at any Theater and the use and operation of the Acquired Assets; or

                 (c) unless otherwise required by law, disclose to any Person any details of the organization or affairs of the business of Buyer or Holdings or any other nonpublic information concerning the Acquired Assets or the conduct of the operations at the Theaters; or

                 (d) hire, attempt to hire or assist any other Person in hiring or attempting to hire any employee of Buyer or Holdings or any Person who was an employee of Buyer or Holdings within the prior six-month period.

Sellers and Sellers' Affiliates acknowledge that, in the event the scope of the covenants set forth in this Section 6.12, is deemed to be too broad in any court proceeding, the court may reduce such scope to that which it deems reasonable under the circumstances. The parties hereto agree and acknowledge that Buyer and Holdings do not have any adequate remedy at law for the breach or threatened breach by Sellers or Sellers' Affiliates of the agreements set forth in this Section 6.12 and, accordingly, Sellers and each Sellers' Affiliate further agree that the provisions of Section 8.6 hereof do not apply to this Section 6.12 and that Buyer may, in lieu of or in addition to the other remedies that may be available to it hereunder (including its rights under Section 7.2) or under applicable law, file a suit in equity to enjoin Sellers or Sellers' Affiliates from such breach or threatened breach and consent to the issuance of injunctive relief hereunder.

                 SECTION 6.13 Use of Corporate Names. Sellers acknowledges that, from and after the Closing, they will have no right, title or interest in or to the names "Crown," "Crown Cinema," "Crown Theaters" or any variations thereof containing the word "Crown" or a variation thereof. Neither Sellers nor any of their Affiliates shall use any such names in any business or venture in which such Persons are engaged at any time following the Closing. The covenant set forth in this Section 6.13. shall survive the Closing and shall continue in full force and effect forever and without any limit upon duration.

                 SECTION 6.14 Termination of CTC Employee Benefit Plans. Prior to Closing, Sellers shall terminate all employee benefit plans relating to employees of CTC in effect prior to Closing.

                 SECTION 6.15 Tax Treatment of Sale of CTC Stock. The parties intend that the transfer of the CTC Stock in exchange for the Holdings Stock constitutes a B Reorganization, Buyers will not take any action (including filing 338(h)(10) or similar election) which would jeopardize the treatment for tax purposes of the transaction as a tax-free reorganization.

                 SECTION 6.16 Corporate Office Lease. The Buyer agrees to reimburse Sellers the actual lease payments due and payable on the office lease agreement at 34th and Broadway from the Transition Time through December 31, 1996.

                                  ARTICLE VII

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES
                        AND AGREEMENTS; INDEMNIFICATION

                 SECTION 7.1        Survival of Representations and Agreements.
All representations and warranties contained in this Agreement, any Sellers' Ancillary Documents or in any certificate, document, affidavit or instrument delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and thereby and shall continue in full force and effect:

                 (a) forever and without any limit upon duration in the case of the representations and warranties of Sellers set forth in Sections 4.4, 4.13, 4.14 and 4.22;

                 (b) for a period of one year in the case of all other representations made with respect to CTC, its assets, business and operations;

                 (c) all other representations and warranties shall not survive the Closing; and

                 (d) for the comparable periods of time set forth above in this Section 7.1 in the case of each representation and warranty (but no covenant) set forth in any Sellers' Ancillary Document or any certificate, document, affidavit or instrument delivered pursuant to this Agreement, based upon the nature of such representation and warranty when compared to the most analogous representation and warranty set forth above.

Each covenant and agreement set forth in this Agreement or in any Sellers' Ancillary Document to be performed after the Closing will survive the Closing in accordance with its terms. All representations, warranties, covenants and agreements made or contained in this Agreement or in any Sellers' Ancillary Document or any certificate, document, affidavit or instrument delivered in accordance with this Agreement shall be deemed to be material and to have been relied upon by the parties hereto.

                 SECTION 7.2 Indemnification of Buyer. From and after the Closing, CCC and Durwood shall jointly and severally indemnify and hold Buyer and its directors, officers, employees, agents and Affiliates harmless against any and all damages, losses, deficiencies, liabilities, obligations, commitments, costs or expenses (including legal and other expenses reasonably incurred in investigating and defending against the same) (collectively, "Liabilities" and each a "Liability") incurred by Buyer resulting from (a) the breach of any representation or warranty of Sellers contained in Article IV of this Agreement or in any Sellers' Ancillary Document that is known to Sellers or Buyer on or prior to the Transition Time (it being acknowledged that Buyer shall have a continuing right of inspection with respect to the Theaters and Acquired Assets through the Closing Date), (b) any breach of any agreement or covenant of Sellers contained in this Agreement or in Sellers' Ancillary Documents, (c) the conduct of the business and operations of the Theaters and the Acquired Assets on and prior to the Transition Time (exclusive of amounts reimbursable to Sellers by Buyer during the period following the Transition Time as specified in
Section 2.3 hereof), (d) Third Party Claims arising after the Transition Time and prior to Closing, (e) the termination of contracts pursuant to Section 3.2(g) hereof, (f) the Retained Liabilities, other than with respect to Liabilities relating to or arising from Buyer's breach of a representation, warrant, covenant or agreement made by Buyer, or (g) any liabilities arising from the operation of any Employee Benefit Plan or the termination of any Employee Benefit Plan prior to or after Closing, provided, however, that notwithstanding anything to the contrary herein no amount shall be payable to Buyer in indemnification under this Section 7.2 unless the aggregate amount of Liabilities exceeds $50,000. Except in the case of the representations and warranties of Sellers set forth in Section 4.14, in the event that such aggregate amount of Liabilities exceeds $50,000, the Sellers shall be liable only for the amount of the excess of $50,000 but not more than the Cash Purchase Price.

                 SECTION 7.3 Indemnification of Seller. From and after the Closing, Buyer and Holding shall jointly and severally indemnify and hold CCC and Durwood and their directors, officers, limited partners, employees, agents and Affiliates harmless against any and all Liabilities incurred by Sellers resulting from (a) the breach by Buyer or Holdings of any representation or warranty made by Buyer and Holdings and contained in Article V, (b) any breach of any agreement or covenant of Buyer and Holdings contained in this Agreement, and (c) the conduct of the business or operations of the Theaters by Buyer and Holdings after the Closing Date (subject to the allocation of certain debts, Expenses and contractual obligations to Buyer following the Transition Time as specified in Section 2.3 hereof), other than with respect to Liabilities relating to or arising from a breach of a representation, warranty, covenant or agreement by Seller.

                 SECTION 7.4        Indemnification for Third Party Claims.
The following procedures shall be applicable with respect to indemnification for third party claims arising in connection with any provision of this Agreement.

                 (a) Promptly after receipt by the party seeking indemnification hereunder (an "Indemnitee") of written notice of the assertion or the commencement of any claim, liability or obligation by a third party, whether by legal process or otherwise (a "Claim"), with respect to any matter within the scope of Sections 7.2 or 7.3 hereof, the Indemnitee shall give written notice thereof (the "Notice") to the Person from whom indemnification is sought pursuant hereto (the "Indemnitor") and shall thereafter keep the Indemnitor reasonably informed with respect thereto, provided that the failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its obligations hereunder unless such failure results in (i) a default judgment, (ii) the expiration of the time to answer a complaint or (iii) material prejudice to Indemnitor's defense of such Claim. In case any such Claim is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice of its intention to the Indemnitee within 30 days after receipt of the Notice, with counsel reasonably satisfactory to the Indemnitee at the Indemnitor's own expense. If the Indemnitor shall assume the defense of such Claim, it shall not settle such Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. Notwithstanding the assumption by the Indemnitor of the defense of any Claim as provided in this Section 7.4(a), the Indemnitee shall be permitted to join in the defense of such Claim and to employ counsel at its own expense.

                 (b) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Claim within the prescribed period of time, or shall notify the Indemnitee that it will not assume the defense of any such Claim, then the Indemnitee shall assume the defense of any such Claim, in which event it may do so in such manner as it may deem appropriate, provided that it shall not settle any Claim which would give rise to the Indemnitor's liability under Sections 7.2 or 7.3 hereof, as the case may be, without the Indemnitor's prior written consent, such consent not to be unreasonably withheld. The Indemnitor shall be permitted to join in the defense of such Claim and to employ counsel at its own expense.

                 SECTION 7.5 Exclusive Remedy. The remedies expressly provided for in Sections 2.3, 6.12, 7, 8.6 and 8.9 shall be parties' exclusive remedies with respect to the matters covered by this Agreement and no party shall be liable to the other under this Agreement with respect to any matter not initiated within the time limits specified in such sections, if any.


                                  ARTICLE VIII

                                 MISCELLANEOUS

                 SECTION 8.1        Expenses.   Except as expressly provided
herein, each of the parties hereto shall bear all costs, expenses and fees incurred or assumed by it in the preparation and execution of this Agreement and in complying with the covenants and agreements contained herein.

                 SECTION 8.2 Notices. All notices and other communications hereunder shall be given by delivery in person, by registered or certified mail (return receipt requested with postage prepaid thereon), by a nationally recognized overnight courier or by facsimile transmission to the respective parties at the following addresses (or at such other address as either party shall have furnished to the other in accordance with the terms of this Section 8.2):

                 if to any Seller:

                 Crown Cinema Corporation
                 404 West 34th Street
                 Suite 623
                 Kansas City, MO 64111
                 Attention:  Richard M. Durwood
                 Facsimile:  (816) 931-6021
                 with a copy to:

                 Herbert M. Kohn
                 Bryan Cave LLP
                 3500 One Kansas City Place
                 Kansas City, MO  64105
                 Facsimile:  (816) 374-3300

                 if to Buyer or Holdings:

                 Hollywood Theaters, Inc.
                 2911 Turtle Creek Blvd.
                 Suite 1150
                 Dallas, Texas 75219
                 Attention:  Thomas W. Stephenson, Jr.
                 Facsimile:  (214) 520-2323

                 with a copy to:

                 Carlos A. Fierro
                 Baker & Botts, L.L.P.
                 2001 Ross Avenue
                 Dallas, TX  75201
                 Facsimile:  (214) 953-6503

All notices and other communications hereunder that are addressed as provided in or pursuant to this Section 8.2 shall be deemed duly and validly given (a) if delivered in person, upon delivery, (b) if delivered by registered or certified mail, 72 hours after being placed in a depository of the United States mails or (c) if delivered by facsimile transmission, upon transmission thereof and receipt of the appropriate answerback or (d) if by nationally recognized overnight courier as of 3:00 p.m. on the day after being delivered to such courier (if delivered to such courier on a timely basis for next day delivery.

                 SECTION 8.3 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, constitutes the entire agreement among the parties with respect to the transactions contemplated hereby and cancels, merges and supersedes all prior oral or written agreements and understandings with respect thereto and the parties hereto have no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein or in the Sellers' Ancillary Documents. All Exhibits and Schedules hereto are expressly made a part of this Agreement and are incorporated herein by reference.

                 SECTION 8.4 Parties in Interest; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other Person any rights, benefits or remedies of any kind or character whatsoever under or by reason of this Agreement). Neither party may assign this Agreement without the prior written consent of each of the other parties hereto.

                 SECTION 8.5 Amendment; Waivers. This Agreement may be amended only by a written instrument duly executed and delivered on behalf of each of the parties hereto, and compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits thereof. No failure to exercise any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

                 SECTION 8.6        Arbitration.

                 (a) The parties desire to resolve certain disputes, controversies and claims arising out of this Agreement without litigation. Accordingly, except in the case of (i) a dispute, controversy or claim relating to the Covenant Not to Compete in
         Section 6.12 hereof or (ii) a suit, action or proceeding to compel either party to comply with the dispute resolution procedures set forth in this Section 8.6, the parties agree to use the following dispute resolution procedures as their sole remedy with respect to any dispute, controversy or claim arising out of or relating to this Agreement or any documents ancillary hereto or their breach.

                 (b) Any party may submit a dispute to arbitration as contemplated by the provisions of this Section 8.6. The arbitration shall be heard and determined by a tribunal of three arbitrators selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Arbitration Panel"). All decisions and awards by the Arbitration Panel shall be made by majority vote.

                 (c) Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings, the following provisions and procedures shall govern the conduct of any arbitration proceedings pursuant to this Section 8.6:

                          (i) the arbitration proceedings shall be held in Dallas, Texas, at a site chosen by mutual agreement of the parties, or if the parties cannot reach agreement on a location within 30 days of the appointment of the last arbitrator, then at a site chosen by the Arbitration Panel;

                          (ii) the Arbitration Panel shall be and remain at all times wholly independent and impartial;

                          (iii) the arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time;

                          (iv) any procedural issues not determined under the arbitral rules selected pursuant to subparagraph (c)(iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

                          (v) the costs of the arbitration proceedings (including attorneys' fees and costs) shall be borne in the manner determined by the Arbitration Panel;

                          (vi) the decision of the Arbitration Panel shall be reduced to writing and shall be final, binding and conclusive; and any costs or fees incident to enforcing any award made by the Arbitration Panel shall, to the maximum extent permitted by Law, be charged against the party resisting such enforcement; and

                          (vii) judgment upon any award made by the Arbitration Panel may be enforced in any court having jurisdiction over the person or the assets of the party against whom the award is made.

                 SECTION 8.7 Restrictions on Transfer. The Holdings Common Stock shall not be transferable except upon the conditions specified in this Section 8.7, which are intended to insure compliance with the provisions of the Securities Act in respect of the transfer of any such shares.

                 (a) In addition to any other legend that may be required by applicable law, each certificate representing shares of Holdings Common Stock shall (unless otherwise permitted by the provisions of this Section 8.7) be stamped or otherwise imprinted with a legend in substantially the following form:

                          "ANY SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER
                 DISPOSITION OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY, AND THE RIGHTS OF THE HOLDERS OF SUCH SHARES OF STOCK ARE SUBJECT TO, THE TERMS AND CONDITIONS CONTAINED IN THAT CERTAIN ASSET PURCHASE AGREEMENT, DATED AS OF __________, 1996, AS IT MAY BE AMENDED FROM TIME TO TIME, WHICH IS AVAILABLE FOR EXAMINATION BY HOLDERS OF SHARES OF THE COMMON STOCK OF HOLLYWOOD THEATER HOLDINGS, INC. (THE "COMPANY") AT THE REGISTERED OFFICE OF THE COMPANY. IN ADDITION TO THE FOREGOING RESTRICTIONS, THESE SHARES OF STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY UNITED STATES STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF UNLESS (i) A REGISTRATION STATEMENT IS IN EFFECT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SHARES OR A WRITTEN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IS

                 OBTAINED TO THE EFFECT THAT NO SUCH REGISTRATION IS REQUIRED AND (ii) EXCEPT IN THE CASE OF PUBLICLY TRADED SHARES, THE TRANSFEREE IS AN "ACCREDITED INVESTOR" AS DEFINED IN REGULATION D PROMULGATED UNDER THE SECURITIES ACT."

                 The certificates shall also bear any legend required under any applicable state securities or "blue sky" laws.

                 (b) The holder of shares of Holdings Common Stock bearing a restrictive legend set forth in paragraph (a) above ("Restricted Shares"), by acceptance thereof, agrees that, unless a registration statement is in effect under the Securities Act with respect to such Restricted Shares, prior to any transfer or attempted transfer of such Restricted Shares, such holder will give Holdings (i) written notice describing the proposed transfer of any Restricted Shares in reasonable detail, (ii) certification that the proposed transferee of the Restricted Shares is an "accredited investor" within the meaning of Rule 501 under the Securities Act, (iii) such other information about the proposed transfer of such Restricted Shares or the proposed transferee of such Restricted Shares as Holdings may request and (iv) an opinion of counsel reasonably acceptable to Holdings satisfactory to Holdings to the effect that the proposed transfer of such Restricted Shares may be effected without registration of such Restricted Shares under the Securities Act and applicable United States state securities laws. In addition, if the holder of the Restricted Shares delivers to Holdings an opinion of counsel that subsequent transfers of such Restricted Shares will not require registration or qualification under the Securities Act, Holdings will cause the transfer agent promptly after such contemplated transfer to deliver new certificates for such Restricted Shares that do not bear the legend set forth in paragraph (a) above. If the foregoing conditions entitling the holder to effect a proposed transfer of such Restricted Shares without registration under the Securities Act have not been satisfied, the holder shall not transfer the Restricted Shares, and Holdings will cause the transfer agent not to transfer such Restricted Shares on its books or issue any certificates representing such Restricted Shares. Any purported transfer not in accordance with the terms hereof shall be void. The restrictions imposed by this Section 8.7(b) upon the transferability of any particular Restricted Shares shall cease and terminate when such Restricted Shares have been sold pursuant to an effective registration statement under the Securities Act or transferred pursuant to Rule 144 promulgated under the Securities Act. The holder of any Restricted Shares as to which such restrictions shall have terminated shall be entitled to receive from Holdings, without expense, a new certificate representing shares of Holdings Common Stock that does not bear the restrictive legend set forth above and does not contain any other reference to the restrictions imposed by this Section 8.7(b). As used in this Section 8.7(b), the term "transfer" encompasses any sale, transfer, pledge or other disposition of any shares of Holdings Common Stock referred to herein.

                 SECTION 8.8 Severability. In the event that any term or provision contained in this Agreement is held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or





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
unenforceability thereof shall not affect any other term or provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

                 SECTION 8.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof. Accordingly, the parties agree that each of them shall be entitled to injunctive relief to prevent breaches of the terms of this Agreement and to obtain specific performance of the terms hereof, in addition to any other remedy now or hereafter available at law or in equity, or otherwise.

                 SECTION 8.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflicts of law, except to the extent that mandatory principles of conflicts of law require the application of laws of another jurisdiction wherein any of the Acquired Assets are located to determine the validity or effect of the sale, conveyance, transfer or delivery thereof in accordance with the provisions of this Agreement.

                 SECTION 8.11 Headings. The Article and Section headings contained in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall not limit, extend or otherwise affect the meaning or interpretation of the provisions hereof.

                 SECTION 8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 SECTION 8.13 Press Releases. None of the parties hereto shall issue press releases or other public communications of any sort relating to this Agreement prior to closing; provided, however, that the parties shall be entitled to make such disclosures as may be required pursuant to applicable law or the lawful requirement of any Governmental Authority or by order of a court of competent jurisdiction.

                 IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.



                                       /s/ Richard M. Durwood
                                       --------------------------------------
                                       RICHARD M. DURWOOD


                                       RICHARD M. DURWOOD REVOCABLE TRUST


                                       By:   /s/ Richard M. Durwood
                                          -----------------------------------
                                                 Richard M. Durwood,
                                                 Trustee


                                       CROWN CINEMA CORPORATION


                                       By:    /s/ Richard M. Durwood
                                          -----------------------------------
                                                  Richard M. Durwood
                                                  President


                                       CROWN THEATRE CORPORATION


                                       By:    /s/ Richard M. Durwood
                                          -----------------------------------
                                                  Richard M. Durwood
                                                  President


                                       HOLLYWOOD THEATERS, INC.


                                       By:    /s/ Thomas W. Stephenson, Jr.
                                          -----------------------------------
                                                  Thomas W. Stephenson, Jr.
                                                  President

                                       HOLLYWOOD THEATER HOLDINGS, INC.


                                       By:     /s/ Thomas W. Stephenson, Jr.
                                          -----------------------------------
                                                   Thomas W. Stephenson, Jr.
                                                   President

                                LETTER AGREEMENT

                                November 1, 1996

Hollywood Theaters, Inc.
Hollywood Theaters Holdings, Inc.
2911 Turtle Creek Blvd., Suite 1150
Dallas, Texas 75219

                 Re: ASSET AND STOCK PURCHASE AGREEMENT DATED AS OF AUGUST 26, 1996 (THE "AGREEMENT")

Dear Gentlemen:

         This Letter Agreement will serve as an amendment to and supplement of the Agreement. Our agreements are as follows:

                 1 .      Pursuant to Section 2.2(b) of the Agreement
(capitalized terms used herein without definition shall have the meaning ascribed thereto in the Agreement), Buyer is to deliver to the Trustee, the Holdings Common Stock. At the Closing, Buyer will deliver to the Trustee 80% of the Holdings Common Stock based on the estimated TLCF. When the actual TLCF is determined pursuant to Section 2.6 of the Agreement, Buyer will cause the remainder of the Holdings Common Stock to be issued to the Trustee.

                 2. The current health benefit program for CCC and CTC will cover participant claims with respect to covered health services provided to participants and beneficiaries prior to the Transition Time.

                 If the foregoing meets with your approval, please execute the enclosed copy of this Letter Agreement and return it to the undersigned.

                                             Very truly yours,
                                             CROWN CINEMA CORPORATION

                                             By    /s/ Richard M. Durwood
                                               -------------------------------
                                                       President

                                             CROWN THEATRE CORPORATION

                                             By   /s/ Richard M. Durwood
                                               -------------------------------
                                                      President

                                             /s/ Richard M. Durwood
                                             ---------------------------------
                                             Richard M. Durwood

                                             RICHARD M. DURWOOD
                                             REVOCABLE TRUST


                                             By /s/ Richard M. Durwood
                                               ---------------------------------
                                                    Richard M. Durwood, Trustee


Accepted and Agreed to this lst day of November, 1996.


HOLLYWOOD THEATERS, INC.



By:   /s/ Thomas W. Stephenson, Jr.
   --------------------------------------------
          Thomas W. Stephenson, Jr., President


HOLLYWOOD THEATER HOLDINGS, INC.



By: /s/  Thomas W. Stephenson, Jr.
   --------------------------------------------
         Thomas W. Stephenson, Jr., President





                                      2